Exhibit 2.1

SECOND AMENDMENT TO
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF INSIGHT MIDWEST, L.P.

This SECOND AMENDMENT TO AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF INSIGHT MIDWEST, L.P. (this “Amendment”) is made and entered into as of April 1, 2007, by and between INSIGHT COMMUNICATIONS COMPANY, L.P., a Delaware limited partnership (“Insight”), and TCI OF INDIANA HOLDINGS, LLC, a Colorado limited liability company (“Comcast,” and, together with Insight, the “Partners”).  Insight Communications Company, Inc., a Delaware corporation (“Insight Parent”) and Comcast Corporation, a Pennsylvania corporation (“Comcast Parent”) are also parties to this Amendment for the purposes set forth herein.

RECITALS

A.            The Partners are the sole partners in Insight Midwest, L.P., a Delaware limited partnership (the “Partnership”), and the Partners have managed and operated the Partnership pursuant to that certain Amended and Restated Limited Partnership Agreement of Insight Midwest, L.P., dated as of January 5, 2001, as amended (the “Partnership Agreement”).

B.            The Partners desire to divide and allocate the assets and liabilities of the Partnership and to enter into certain agreements and amend the Partnership Agreement in certain respects in connection therewith.

AGREEMENT

In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Partners agree as follows:

ARTICLE 1
DIVISION OF PARTNERSHIP ASSETS AND LIABILITIES

1.1           Definitions.

(a)           Capitalized Terms Not Defined in Amendment.  Capitalized terms used in this Amendment that are not defined herein shall have the meanings set forth for them in the Partnership Agreement.

(b)           Other Capitalized Terms.  As used in this Amendment, the following terms shall have the respective meanings set forth below:

“Accounting Referee” has the meaning set forth in Section 1.5(c).

“Additional Shared Assets” has the meaning set forth in Annex D.

“Adjusted Partnership Item” has the meaning set forth in Section 1.9(c).

“Agreed Closed System Time Values” has the meaning set forth in Section 1.9(a)(i).

 “Annex” means any of the Annexes attached hereto and made a part hereof.

“Appraiser” means Kane Reece Associates, Inc., or, if such firm is unable or unwilling to accept such position, another firm mutually agreed by the Partners.

“Assets” means assets, properties and rights (including goodwill (if any)), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(i)            all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(ii)           all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii)          all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(iv)          all interests in real property of whatever nature, including easements and rights of way, whether as owner, mortgagee or holder of a security interest in real property, lessor, sublessor, lessee, sublessee or otherwise, and copies of all related documentation;

(v)           all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi)          all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts;

(vii)         all deposits, letters of credit and performance and surety bonds;

(viii)        all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix)           all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, other intellectual property or proprietary information and licenses from third parties granting the right to use any of the foregoing;

(x)            all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

(xi)           all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, records pertaining to customers and customer accounts, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii)          all prepaid expenses, trade accounts and other accounts and notes receivable;

(xiii)         all rights under Contracts, all claims or rights against any Person arising from the ownership of any asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(xiv)        all insurance proceeds and rights under insurance policies (and copies of all documentation related to insurance policies) and all rights in the nature of insurance, indemnification or contribution;

(xv)         all licenses, permits, approvals and authorizations issued by any supranational, national, state, municipal or local government, political subdivision or other governmental department, court, commission, board, bureau, agency, instrumentality, or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, whether domestic or foreign;

(xvi)        all cash and cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(xvii)       interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Bidding Partner” has the meaning set forth in Annex D.

“Breakage Cost Liabilities” has the meaning set forth in Annex D.

“Business” means either the Indiana/Illinois Business or the Kentucky/Ohio Business, as the context requires.

“Carlyle” means The Carlyle Group or any Controlled Affiliate thereof, other than any portfolio company of The Carlyle Group or any Controlled Affiliate thereof.

“Carlyle Portfolio Company” means any Affiliate of The Carlyle Group that is not otherwise included in the definition of Carlyle.

“Certificate of Working Capital” has the meaning set forth in Section 1.5(a).

“Claimant” has the meaning set forth in Section 1.21(c).

“Closed System Date” means April 1, 2007.

“Closed System Time” means 12:01 a.m., local time for each relevant System, on the Closed System Date.

“Closing” has the meaning set forth in Section 1.11(b).

“Closing Cash Amount” means the amount of cash and cash equivalents of the Comcast Systems Group as of the Closing as determined in accordance with this Amendment, taking into account, among other things, (i) the amount of cash and cash equivalents allocated to the Comcast Systems Group as of the Closed System Time (as finally adjusted pursuant to Section 1.5), (ii) the net amount of cash generated by the Comcast Systems Group after the Closed System Time taking into account the cash revenues of the Comcast Systems Group and the cash expenditures of the Comcast Systems Group, (iii) payments made by or to the Comcast Systems Group at or prior to Closing pursuant to this Amendment, and (iv) the net amount owed to the Comcast Systems Group as an intergroup account receivable balance as of the Closing or the net amount owed by the Comcast Systems Group as an intergroup account payable balance as of the Closing.

“Closing Cash Certificate” has the meaning set forth in Section 1.6(d)(ii).

“Closing Conditions” has the meaning set forth in Section 1.11(a).

“Closing Date” means the date on which the Closing occurs.

“Comcast” has the meaning set forth in the preamble.

“Comcast 401(k) Plan” has the meaning set forth in Annex E.

“Comcast Designated Employees” has the meaning set forth in Annex E.

“Comcast Debt Ratio” means the quotient, expressed as a percentage, of (i) 50% of total Debt as of the Closed System Time plus $37,900,000 divided by (ii) total Debt as of the Closed System Time.

“Comcast Newco” has the meaning set forth in Annex C.

“Comcast Parent” has the meaning set forth in the preamble.

“Comcast PRDM Section 751(b) Amount” has the meaning set forth in Section 1.9(a)(iii).

“Comcast Section 751(b) Amount” has the meaning set forth in Section 1.9(a)(iii).

“Comcast Shared Employees” has the meaning set forth in Annex E.

“Comcast SWM Section 751(b) Amount” has the meaning set forth in Section 1.9(a)(iii).

“Comcast Systems Group” means, collectively, (i) the Illinois/Indiana Business,  (ii) the Debt and other Liabilities allocated to the Comcast Systems Group pursuant to Section 1.3, (iii) the Shared Assets allocated to the Comcast Systems Group pursuant to Section 1.4, (iv) the Shared Liabilities allocated to the Comcast Systems Group pursuant to Section 1.4, and (v) the other Assets and Liabilities allocated to the Comcast Systems Group pursuant to the Employee Matters Annex.

“Consents” has the meaning set forth in Section 1.10(a).

“Contract” means any legally binding contract, agreement, option, lease, non-governmental license, commitment or other arrangement or undertaking.

“Corporate Employee” has the meaning set forth in Annex E.

“Damages” means any claims, demands, costs, damages, losses, liabilities, expenses, of any nature (including reasonable attorneys’ fees), judgments, fines, settlements and other amounts.

“Debt” means indebtedness for borrowed money of the Partnership or any of its Subsidiaries, including Partner Debt and the Insight Parent Loan (including the accrued interest on the Insight Parent Loan as of the Closed System Time), but excluding any indebtedness of the Partnership or any of its Subsidiaries to any other Subsidiary or to the Partnership.

“Debt Ratios” means the Comcast Debt Ratio and the Insight Debt Ratio.

“District” means any of the Districts referred to on Annex A or Annex B.

“Employee Costs” has the meaning set forth in Annex E.

“Employee Equity” has the meaning set forth in Annex E.

“Employee Matters Annex” has the meaning set forth in Section 1.13.

“Employees on Leave Status” has the meaning set forth in Annex E.

“Estimated Closing Cash Amount” has the meaning set forth in Section 1.6(d)(i).

“Existing Swaps” has the meaning set forth in Section 1.3(f)

“Extraordinary Action” has the meaning set forth in Annex D.

“Final Determination” means any of (i) a decision, judgment, decree or other order of a court of original jurisdiction which has become final (i.e., the time for filing an appeal shall have expired), (ii) a closing agreement made under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding, provided, however, that any refund claim shall be deemed approved without regard to any required approval of the Joint Committee on Taxation, (iii) the expiration of the time for instituting a claim for refund, or if a claim was filed, the expiration of the time for instituting suit with respect thereto, or (iv) in any case where judicial review shall be unavailable, a decision, judgment, decree or other order of an administrative official or agency which has become final.

“Franchise Matter” has the meaning set forth in Section 1.7(d)(v).

“Identified Shared Assets” has the meaning set forth in Annex D.

“Illinois/Indiana Business” means, collectively, (i) the cable communications systems business and other income-generating businesses of the Systems and the other Assets set forth on Annex A and any Assets of the Partnership or any of its Subsidiaries (other than Shared Assets) that are used or held for use primarily in connection with, or otherwise primarily related to, such Systems or Assets, (ii) Liabilities (other than (A) Debt or other Liabilities allocated to a Systems Group pursuant to Section 1.3 and (B) Shared Liabilities) of the Partnership or any of its Subsidiaries primarily related to such Systems or Assets, regardless of when arising or whether the facts on which they are based occurred prior to, on or subsequent to the Closed System Date, (iii) any cable communications systems hereafter acquired by the Partnership or any of its Subsidiaries that Comcast agrees are to be allocated to the Illinois/Indiana Business, and (iv) any Assets and Liabilities (other than (A) Debt or other Liabilities allocated to a Systems Group pursuant to Section 1.3, (B) Shared Assets and (C) Shared Liabilities) hereafter acquired or incurred by the Partnership or any of its Subsidiaries that are primarily related to the Systems, Assets or Liabilities described in clause (i), (ii) or (iii) of this definition; regardless, in each case above, of whether they are known or have been disclosed to Comcast.  For the avoidance of doubt, Operational Assets and Operational Liabilities that would qualify as Assets and Liabilities described in any of clauses (i) through (iv) of this definition but for the fact that they were acquired or incurred by or are held by Insight (or Insight Parent on behalf of Insight), including the Assets and Liabilities set forth on Schedule 1.1(b)(i) that would so otherwise qualify as Assets or Liabilities of the Illinois/Indiana Business, regardless of when acquired or incurred and regardless of whether they are known or have been disclosed to Comcast, are deemed to be Assets and Liabilities of the Partnership and its Subsidiaries and included in the Illinois/Indiana Business.  Notwithstanding the foregoing, the Assets and Liabilities of the Illinois/Indiana Business will not include any equity security of any Subsidiary of the Partnership or any Liability relating thereto (it being understood that this is not intended to exclude Liabilities that would otherwise be Liabilities of the Illinois/Indiana Business solely because they also attach to the owner of the equity security of the underlying entity).

“Illinois/Indiana Employee” has the meaning set forth in Annex E.

“Income Tax” means any federal, state or local Tax which is based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains or minimum tax) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such Tax may be calculated is described in clause (i) of this definition.

“Indemnifying Party” has the meaning set forth in Section 1.21(c).

“Insight” has the meaning set forth in the preamble.

“Insight 401(k) Plan” has the meaning set forth in Annex E.

“Insight Capital” means Insight Capital, Inc., a Delaware corporation.

“Insight Credit Agreement” has the meaning set forth in Section 2.1(b).

“Insight Debt Ratio” means the quotient, expressed as a percentage, of (i) 50% of total Debt as of the Closed System Time minus $37,900,000 divided by (ii) total Debt as of the Closed System Time.

“Insight Equity Securities” has the meaning set forth in Section 1.16.

“IKC” has the meaning set forth in Section 1.19(d).

“Insight FSA Plans” has the meaning set forth in Annex E.

“Insight LLC” has the meaning set forth in Annex C.

“Insight Parent” has the meaning set forth in the preamble.

“Insight Parent Loan” means the loan made by Insight Parent, in cash, to the Partnership in the original principal amount of $100,000,000, as evidenced by the promissory note, dated March 28, 2002, made by the Partnership and payable to the order of Insight Parent, including, as of any applicable time, any capitalized or accrued interest on such loan (provided that, for the avoidance of doubt, the fact that the Insight Parent Loan includes capitalized and accrued interest shall not result in any duplication of any amount allocated under Section 1.3).

“Insight Systems Group” means, collectively, (i) the Kentucky/Ohio Business, (ii) the Debt and other Liabilities allocated to the Insight Systems Group pursuant to Section 1.3, (iii) the Shared Assets allocated to the Insight Systems Group pursuant to Section 1.4, (iv) the Shared Liabilities allocated to the Insight Systems Group pursuant to Section 1.4, and (v) the other Assets and Liabilities allocated to the Insight Systems Group pursuant to the Employee Matters Annex.

“Insurance Policy” has the meaning set forth in Section 1.17(a).

“Kentucky/Ohio Employee” has the meaning set forth in Annex E.

“Kentucky/Ohio Business” means, collectively, (i) the cable communications systems business and other income-generating businesses of the Systems and the other Assets set forth on Annex B and any Assets of the Partnership or any of its Subsidiaries (other than Shared Assets) that are used or held for use primarily in connection with, or otherwise primarily related to, such Systems or Assets, (ii) Liabilities (other than (A) Debt or other Liabilities allocated to a Systems Group pursuant to Section 1.3 and (B) Shared Liabilities) of the Partnership or any of its Subsidiaries that are primarily related to such Systems or Assets, regardless of when arising or whether the facts on which they are based occurred prior to, on or subsequent to the Closed

System Date, (iii) any cable communications systems hereafter acquired by the Partnership or any of its Subsidiaries other than any such systems that are allocated to the Illinois/Indiana Business, and (iv) any Assets and Liabilities (other than (A) Debt or other Liabilities allocated to a Systems Group pursuant to Section 1.3, (B) Shared Assets and (C) Shared Liabilities) hereafter acquired or incurred by the Partnership or any of its Subsidiaries that are primarily related to the Systems, Assets or Liabilities described in clause (i), (ii) or (iii) of this definition; regardless, in each case above, of whether they are known or have been disclosed to Insight.  For the avoidance of doubt, Operational Assets and Operational Liabilities that would qualify as Assets and Liabilities described in any of clauses (i) through (iv) of this definition but for the fact that they were acquired or incurred by or are held by Insight (or Insight Parent on behalf of Insight), including the Assets and Liabilities set forth on Schedule 1.1(b)(ii) that would so otherwise qualify as Assets or Liabilities of the Kentucky/Ohio Business, regardless of when acquired or incurred and regardless of whether they are known or have been disclosed to Insight, are deemed to be Assets and Liabilities of the Partnership and its Subsidiaries and included in the Kentucky/Ohio Business.

“Liabilities” means any and all losses, claims, charges, Indebtedness, demands, actions, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, covenants, Contracts, controversies, omissions, make whole agreements and similar obligations, and other liabilities, including all obligations under Contracts, whether due or to become due, absolute or contingent, inchoate or otherwise, mature or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, determined or determinable, whenever arising, and including those arising under any law, principles of common law (including negligence and strict liability) or equity, action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions), order or consent decree of any governmental authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person and, in each case, regardless of where such Liabilities arose or arise, regardless of where and against whom such Liabilities are asserted or determined (including any arising by directors, officers, employees, agents, Subsidiaries or Affiliates) or whether asserted or determined prior to the Closed System Date, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any Partner or any of their respective directors, officers, employees, agents or Affiliates.

“Litigation” has the meaning set forth in Section 1.7(d)(v).

“Management Agreements” has the meaning set forth in Section 2.1(c).

“9¾% Bonds” means the 9¾% Senior Notes due 2009 issued by the Partnership and Insight Capital under the 9¾% Bond Indenture.

“9¾% Bond Indenture” means the Indenture, dated as of October 1, 1999, by and among the Partnership, Insight Capital and The Bank of New York (as successor to Harris Trust Company of New York), as trustee, relating to the 9¾% Bonds, as supplemented.

“Nonassignable Asset” has the meaning set forth in Section 1.12.

“Non-Receiving Partner” has the meaning set forth in Section 1.6(a).

“Notice of Disagreement” has the meaning set forth in Section 1.5(b).

“Notice of Dispute” has the meaning set forth in Section 1.6(d)(iii).

“Operational Assets” means Assets of Insight Parent or its Subsidiaries (other than the Partnership and its Subsidiaries) that are primarily and directly related to the operation of the business of the Partnership and that would ordinarily be Assets held directly by the Person who was the owner of the Systems (assuming the Systems were managed by an unaffiliated third party).  For the avoidance of doubt, Operational Assets shall not include any Assets primarily related to corporate overhead (including corporate office management, development, internal accounting and finance management).

“Operational Expenses” means the expenses of Insight Parent or its Subsidiaries (other than the Partnership and its Subsidiaries) to the extent directly related to the operation of the business of the Partnership and that would ordinarily be direct expenses of the Person who was the owner of the Systems (assuming the Systems were managed by an unaffiliated third party).  For the avoidance of doubt, Operational Expenses shall not include (i) costs associated with satisfying Liabilities of Insight or its Affiliates (other than the Partnership and its Subsidiaries) that are not Operational Liabilities and (ii) any expenses primarily related to corporate overhead (including bonuses and health, welfare, retirement and other benefits and overhead expenses of its corporate office management, development, internal accounting and finance management personnel).

“Operational Liabilities” means Liabilities of Insight Parent or its Subsidiaries (other than the Partnership and its Subsidiaries) that are primarily and directly related to the operation of the business of the Partnership and that would ordinarily be direct Liabilities of the Person who was the owner of the Systems (assuming the Systems were managed by an unaffiliated third party).  For the avoidance of doubt, Operational Liabilities shall not include any Liabilities primarily related to corporate overhead (including corporate office management, development, internal accounting and finance management).

“Other Partnership Property” means, as of the Closed System Time, property of the Partnership and its Subsidiaries (other than any Subsidiary taxed as a corporation for U.S. federal income tax purposes) other than Section 751(b) Assets.

“Partner Debt” means indebtedness owed by the Partnership or any of its Subsidiaries to either Partner or any Affiliate of either Partner (excluding the Partnership and its Subsidiaries), including the Insight Parent Loan.

“Partners” has the meaning set forth in the preamble.

“Partnership” has the meaning set forth in the recitals.

“Partnership Agreement” has the meaning set forth in the recitals.

“Permitted Liens” has the meaning set forth in Annex C.

“Post Closing Consent” has the meaning set forth in Section 1.10(b).

“Pre-Closing Duty Breach Claim” has the meaning set forth in Section 2.6.

“Pre-Closing Extraordinary Liabilities” has the meaning set forth in Annex D.

“Prime Rate” has the meaning set forth in Section 1.5(d).

“Pro Rata Distribution Method” has the meaning set forth in Section 1.9(a)(iii).

“Proprietary Rights” has the meaning set forth in Section 1.14(d).

“PUC” means any state public utilities commission or other governmental authority of a state that has regulatory authority over any of the telecommunications operations of either Systems Group.

“Receiving Partner” has the meaning set forth in Section 1.6(a).

“Retained Employees” has the meaning set forth in Annex E.

“Revolver Rate” means the applicable rate from time to time with respect to the revolving borrowings under the Insight Credit Agreement.

“Second Amendment” has the meaning set forth in Section 2.1(a).

“Section 751(b) Assets” means, as of the Closed System Time, the Partnership’s and its Subsidiaries’ (other than any Subsidiary taxed as a corporation for U.S. federal income tax purposes) inventory items that have appreciated substantially in value and unrealized receivables, each as defined for purposes of Section 751(b) of the Code and not including any such inventory items and unrealized receivables to the extent they were contributed to the Partnership or its Subsidiaries by the Receiving Partner.

“Securityholders Agreement” has the meaning set forth in Section 1.16.

“Shared Assets” means the Assets of the Partnership or any of its Subsidiaries and the Operational Assets of Insight Parent or its Subsidiaries (other than the Partnership and its Subsidiaries) that, in each case, are (i) primarily related to the provision of Shared Services, including, but not limited to, the Assets set forth on Schedule 1.1(b)(iii)(A) (but only if such Assets are primarily related to the provision of Shared Services), or (ii) set forth on Schedule 1.1(b)(iii)(B), or (iii) primarily related to the business and operations of both Systems Groups but not more than 60% of the associated benefits of which are attributable to either one of the Systems Groups, including, but not limited to the Assets set forth on Schedule 1.1(b)(iii)(C) (but only if such Assets meet the requirement set forth in this clause (iii)) (it being agreed that if any other Assets are identified that may be appropriately treated as a Shared Asset for any purposes under this Amendment, the parties will discuss the appropriate treatment in good faith), in each case, regardless of when acquired or incurred and regardless of whether they are known or have been disclosed to the applicable Receiving Partner, it being understood that cash and cash equivalents (excluding deposits under vendor, utility, pole rental or similar items related to a specific System, which shall be considered Assets “primarily related” to such System for all purposes hereunder) on hand as of the Closed System Time shall be considered a Shared Asset at that time for purposes of calculating the Working Capital Amount of each Systems Group; provided that Shared Assets shall not include any Asset of an entity other than the Partnership or its Subsidiaries unless such Asset is an Operational Asset.

“Shared Contract” means a Contract that constitutes a Shared Asset.

“Shared Employee” has the meaning set forth in Annex E.

“Shared Liabilities” means Liabilities (other than Debt or other Liabilities allocated to the Comcast Systems Group or the Insight Systems Group pursuant to Section 1.3) of the Partnership or any of its Subsidiaries and Operational Liabilities of Insight Parent or its Subsidiaries (other than the Partnership and its Subsidiaries) that are (i) primarily related to the provision of Shared Services, including, but not limited to, the Liabilities set forth on Schedule 1.1(b)(iv)(A) (but only if such Liabilities are primarily related to the provision of Shared Services), (ii) set forth on Schedule 1.1(b)(iv)(B), or (iii) primarily related to the business and operations of both Systems Groups but not more than 60% of the associated Liabilities of which are attributable to either one of the Systems Groups, including but not limited to the Liabilities set forth on Schedule 1.1(b)(iv)(C) (but only if such Liabilities meet the requirement set forth in this clause (iii)) (it being agreed that if any other Liabilities are identified that may be appropriately treated as a Shared Liability for any purposes under this Amendment, the parties will discuss the appropriate treatment in good faith), in each case, regardless of when arising or whether the facts on which they are based occurred prior to, on or subsequent to the Closed System Date and regardless of whether they are known or have been disclosed to the applicable Receiving Partner; provided that Shared Liabilities shall not include any Liability of an entity other than the Partnership or its Subsidiaries unless such Liability is an Operational Liability.

“Shared Network Infrastructure Assets” has the meaning set forth in Annex D.

“Shared Services” shall mean those functions set forth on Schedule 1.4.

“Simultaneous Withdrawal Method” has the meaning set forth in Section 1.9(a)(iii).

“Subsidiary” means, with respect to any specified Person, any other Person that is controlled (as such term is defined in the definition of “Affiliate” in the Partnership Agreement), directly or indirectly, by such specified Person.

“System” means a cable communications system of the Partnership or any of its Subsidiaries.

“Systems Group” means either of the Comcast Systems Group or the Insight Systems Group.

“Tax” means any federal, state, county, provincial, local or foreign income, gross receipts, windfall profits, sales, use, license, ad valorem, employment, withholding, severance, transfer,

gains, profits, capital, excise, franchise, property, production capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any governmental authority, whether payable directly or by withholding, together with any interest, penalties (civil or criminal), additions to, or additional amounts (and any inherent penalties (civil or criminal) additional in respect thereof) with respect thereto.

“Transferred Employees” has the meaning set forth in Annex E.

“WARN ACT” has the meaning set forth in Annex E.

“Working Capital Amount” means, with respect to each Systems Group, the amount of current Assets, without duplication, of that Systems Group as of the Closed System Time, less the amount of total Liabilities (other than Debt and other Liabilities allocated pursuant to Section 1.3), without duplication, of that Systems Group as of the Closed System Time, in each case as would be reflected on the statement of assets and liabilities (not including any footnote disclosure) for that Systems Group prepared in accordance with generally accepted accounting principles consistently applied by the Partnership (and consistent with generally accepted accounting principles).  Current Assets shall include all cash and cash equivalents, prepaid expenses, funds on deposit with third parties, and accounts receivable (net of any applicable reserve determined in accordance with the reserve policy of Insight in effect as of the date hereof which is attached hereto as Schedule 1.1(b)(v)).  Total Liabilities shall include accounts payable, accrued expenses (including all accrued Income Taxes and non-Income Taxes payable by the Partnership or any of its Subsidiaries, and including accrued copyright fees, programming expenses, franchise fees and other license fees or charges), the applicable Initial Disabled Payment Amount, capitalized lease obligations, unearned income and advance payments (including subscriber prepayments and deposits for converters, encoders, other equipment, any service and related sales) and interest, if any, required to be paid on advance payments.  For purposes of this definition, in the case of any Taxes with respect to a Systems Group that are imposed on a periodic basis and are payable for a tax period that includes (but does not end on) the day before the Closed System Date, the portion of such Tax related to the portion of such tax period ending as of the Closed System Time shall (A) in the case of any Taxes other than gross receipts, sales or use Taxes and Income Taxes, be deemed to be the amount of such Tax for the entire tax period multiplied by a fraction the numerator of which is the number of days in the tax period ending on and including the day before the Closed System Date and the denominator of which is the number of days in the entire tax period and (B) in the case of any Income Taxes and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant tax period ended as of the Closed System Time.  All determinations necessary to give effect to the allocation set forth in the foregoing clause (B) shall be made in a manner consistent with prior practice of the Partnership and its Subsidiaries.  The Partners acknowledge and agree that the Partnership and its Subsidiaries (and Insight, and Insight Parent on behalf of Insight, in its capacity as Manager) hold no inventory that should be included in Working Capital.

1.2           Allocation of Systems Groups.  Subject to the terms and conditions of this Amendment (including Section 1.6(a)), after the Closed System Time, the Comcast Systems Group shall be operated solely for the account of Comcast and the Insight Systems Group shall be operated solely for the account of Insight.

1.3           Allocation of Indebtedness.

(a)           All Debt as of the Closed System Time shall be notionally allocated for the accounts of the Systems Groups as of the Closed System Time such that (i) the percentage of outstanding Debt under the Insight Credit Agreement, (ii) the percentage of outstanding Debt under the 9¾% Bonds, (iii) the percentage of outstanding Debt under the Insight Parent Loan and (iv) the percentage of all other Debt that, in each case, is allocated for the account of the Comcast Systems Group shall be equal to the Comcast Debt Ratio and that, in each case, is allocated for the account of the Insight Systems Group shall be equal to the Insight Debt Ratio.

(b)           50% of (i) all accrued and unpaid interest as of the Closed System Time with respect to the Debt, (ii) any accrued and unpaid participation and fronting fees in respect of letters of credit outstanding as of the Closed System Time, (iii) any accrued and unpaid commitment fees as of the Closed System Time in respect of any unused amounts of the revolving credit facility available pursuant to the Insight Credit Agreement, and (iv) any accrued and unpaid fees as of the Closed System Time under the fee letter agreement with The Bank of New York, Administrative Agent under the Insight Credit Agreement, as in effect on the date of this Amendment, shall, in each case, be allocated for the account of each Systems Group.

(c)           All interest expense that accrues after the Closed System Time shall be allocated for the account of the Systems Groups based on the Debt allocated to each Systems Group, as appropriately adjusted to take into account any Debt incurred or repaid for the account of a Systems Group after the Closed System Time.

(d)           All commitment fees actually incurred in respect of any unused amounts of the revolving credit facility available pursuant to the Insight Credit Agreement (as in effect on the date of this Amendment) that accrue after the Closed System Time shall be allocated 50% to each Systems Group.  All fees under the fee letter agreement with The Bank of New York, Administrative Agent under the Insight Credit Agreement, as in effect on the date of this Amendment, shall be allocated 50% to each Systems Group.

(e)           50% of all costs actually incurred, if any, including premiums, fees and expenses, of (A) tendering for or redeeming the 9¾% Bonds or (B) repaying Debt outstanding under the Insight Credit Agreement as of the Closed System Time shall be allocated for the account of each Systems Group.  In the event that Insight causes the 9¾% Bonds to be amended, supplemented or waived or otherwise engages in a consent solicitation with respect to the 9¾% Bonds as contemplated in Section 1.3(i) without paying off or redeeming the 9¾% Bonds in their entirety, the Insight Systems Group shall bear 100% of the costs required to amend, supplement or waive the terms of the 9¾% Bonds or to otherwise solicit the consent of bondholders as contemplated above; provided, however, if the Closing occurs on or prior to September 30, 2007, the Comcast Systems Group shall bear 50% of the costs required to amend, supplement or waive the terms of the 9¾% Bonds or to otherwise solicit the consent of bondholders as contemplated above (but excluding any such costs to the extent associated with any effort to amend, supplement, waive or otherwise solicit the consent of bondholders that is ultimately unsuccessful), up to the additional amount of premiums, fees and expenses that the Comcast Systems Group would have borne under this Section 1.3(e) had the 9¾% Bonds (other than any that are in fact redeemed) been redeemed in their entirety on or prior to September 30, 2007.

(f)            The income, expenses and other benefits and obligations under each interest rate swap and similar agreement and arrangement of the Partnership and its Subsidiaries (including any associated costs or benefits upon termination) outstanding as of the Closed System Time (“Existing Swaps”) shall be allocated equally for the account of each Systems Group.  With respect to each Existing Swap outstanding as of the Closing, an amount will be allocated for the account of each Systems Group equal to 50% of the fair market value of the asset value, or liability value, respectively, of such Existing Swap as of the Closing.  Insight shall not, and shall cause the Partnership and its Subsidiaries not to, enter into any interest rate swap or similar agreement or arrangement after the Closed System Time unless all of the income, expenses and other benefits and obligations related thereto are allocated solely for the account of the Insight Systems Group or unless otherwise agreed to by Comcast in writing.

(g)           All other Debt (and related costs and Liabilities) incurred for the business of a Systems Group after the Closed System Time shall be allocated solely for the account of that Systems Group, and all payments made with respect to Debt (and related costs and Liabilities, including any related break funding payments) after the Closed System Time for the account of a Systems Group shall be solely for the account of that Systems Group.

(h)           Subject to clause (j) below, any Debt that is incurred by the Partnership and its Subsidiaries to refinance Debt of the Partnership and its Subsidiaries shall be allocated for the account of the Systems Groups in the same manner as the Debt that was refinanced.

(i)            Subject to the other provisions of this Amendment, after the Closed System Time, Insight will decide whether the Partnership and its Subsidiaries will incur additional Debt; provided that any such incurrence will be permitted only for (i) additional revolving borrowings under the Insight Credit Agreement as in effect as of the date of this Amendment and (ii) subject to clause (j) below, borrowings under a new or amended bank facility in order to refinance the 9¾% Bonds in accordance with this Amendment; provided that Comcast is reasonably satisfied that such new or amended bank facility will not adversely affect the transactions provided for under this Amendment or delay such transactions beyond the date determined for Closing in accordance with this Amendment and will not result in a breach of any Debt or other obligation allocated to the account of either Systems Group pursuant to this Section 1.3.

(j)            Subject to the other provisions of this Amendment, Insight will decide (i) which Debt, if any, will be repaid or (ii) whether the 9¾% Bonds will be refinanced, in each case, from time to time prior to the Closing Date and at the Closing; provided that prior to Closing, (A) any such repayment or refinancing shall be permitted only with respect to the 9¾% Bonds, Debt under the Insight Credit Agreement and Debt under the Insight Parent Loan, and (B) any repayment or refinancing of Debt under the 9¾% Bonds or the Insight Credit Agreement or the Insight Parent Loan shall be allocated to the Debt of each Systems Group on a pro rata basis (based on the percentage of the Debt under the 9¾% Bonds or the Insight Credit Agreement or the Insight Parent Loan, as applicable, attributable to each Systems Group immediately prior to such repayment or refinancing).  If, as of Closing, the economic benefit to the Comcast Systems Group of any refinancing of Debt or amendment of the Insight Credit Agreement allocated to the account of the Comcast Systems Group is less than the costs allocated to the Comcast Systems Group in connection with or as a result of such refinancing or amendment, then at Closing, Insight shall transfer cash to the Comcast Systems Group in an amount equal to the difference between (A) such costs and (B) such economic benefit.  Insight will not amend the Insight Credit Agreement in any manner, or enter into any agreement in connection with any permitted refinancing, that, in either such case, would reasonably be expected to prevent, delay or otherwise interfere with the consummation of the transactions contemplated hereby on the date determined for Closing in accordance with this Amendment.

(k)           At Closing (or such other time prior to Closing as the parties may agree), Comcast shall transfer cash to the Partnership (or directly to third party creditors of the  Partnership or its Subsidiaries designated by Insight two days prior to Closing) in an amount equal to the total amount of all Debt and all other obligations (net of any income or benefits) allocated for the account of the Comcast Systems Group pursuant to this Section 1.3 and outstanding as of Closing (without duplication of any amounts that will be paid at the Closing pursuant to Section 1.6(c)).  Insight shall cause the Partnership and its Subsidiaries to use the cash transferred by Comcast for the satisfaction and discharge of Debt as designated by Insight or for other uses as designated by Insight; provided that Insight shall in all events take such actions with respect to the satisfaction and discharge of Debt and other obligations allocated pursuant to this Section 1.3 as are necessary (i) to permit the Closing to occur on the date determined in accordance with this Amendment and without breaching any Debt or other obligation allocated to the account of either Systems Group pursuant to this Section 1.3 and (ii) so that following Closing, Comcast, its Affiliates (including Comcast Newco) and the Comcast Systems Group will have no obligation or liability to any lender, bond holder or other third party with respect to any Debt or other obligation allocated for the account of either Systems Group pursuant to Section 1.3 that remains outstanding after the Closing.  Subject to the performance by Comcast of its obligations under this Section 1.3(k), Comcast, its Affiliates (including Comcast Newco) and the Comcast Systems Group shall have no obligation or Liability to Insight, the Partnership or any of their Affiliates with respect to any Debt or other obligation allocated for the account of either Systems Group pursuant to this Section 1.3 that remains outstanding after the Closing.  At Comcast’s request, Insight will use commercially reasonable efforts to obtain at Closing appropriate documentation to evidence the release of Comcast, its Affiliates and the Comcast Systems Group from all obligations relating to the Debt and other obligations allocated for the account of either Systems Group pursuant to this Section 1.3 that remains outstanding after the Closing; provided that Comcast shall pay or reimburse Insight for all reasonable out-of-pocket costs, fees and expenses incurred by Insight or the Partnership or its Subsidiaries in connection with Comcast’s request.  From and after the Closing, Insight shall indemnify Comcast and its Affiliates from any Liabilities arising in respect of any Debt or other obligation allocated for the account of either Systems Group pursuant to this Section 1.3 or any use of or decision regarding the cash paid by Comcast to the Partnership (or as directed by Insight) pursuant hereto.

(l)            If by November 30, 2007, Insight has not previously caused the Partnership to take all steps necessary to cause the 9¾% Bonds either to be (i) redeemed or paid off or (ii) amended, supplemented or waived in such a manner as to permit the Closing as contemplated hereunder to occur without redemption or payoff (and without any liability under the 9¾%

Bonds with respect to Comcast or the Comcast Systems Group following the Closing and otherwise reasonably acceptable to Comcast), or a combination thereof, then Insight shall cause the Partnership to deliver the notice of redemption required by Section 3.03 of the 9¾% Bonds Indenture on November 30, 2007 and specifying a redemption date of December 31, 2007; provided that if any of the Closing Conditions (other than any Closing Conditions to be satisfied at the Closing) have not been satisfied or waived by November 30, 2007 (other than as a result of a breach of this Amendment by Insight), then Insight shall deliver the notice of redemption on the day following the satisfaction or waiver of all of the Closing Conditions (other than any Closing Conditions to be satisfied at the Closing) and specifying a redemption date that is the last Business Day of the calendar month that contains the date that is thirty (30) days after the date of the notice of redemption.

1.4           Allocation of Shared Assets and Shared Liabilities.  Subject to the terms and conditions of this Amendment, the Shared Assets and Shared Liabilities shall be allocated for the accounts of the Comcast Systems Group and the Insight Systems Group, as applicable, as follows: (a) as of the Closed System Time, fifty percent (50%) of all Shared Assets (other than Shared Contracts to the extent not relating to Shared Services), including cash and cash equivalents that are included in Shared Assets, and Shared Liabilities (other than Liabilities relating to Shared Contracts to the extent not relating to Shared Services) existing as of the Closed System Time shall be allocated for the account of each Systems Group; (b) from the Closed System Time until the Closing, (i) fifty percent (50%) of the benefits and burdens of all Shared Assets (other than Shared Contracts) acquired after the Closed System Time and of all Shared Liabilities (other than Liabilities relating to Shared Contracts) incurred after the Closed System Time shall be allocated for the account of each Systems Group, and (ii) fifty percent (50%) of all revenue and net expenses relating to Shared Services functions (including expenses relating to Shared Contracts to the extent relating to Shared Services, but excluding any revenue of the Manager received pursuant to the Management Agreements and any expenses of an entity other than the Partnership or its Subsidiaries that are not Operational Expenses) shall be allocated for the accounts of each Systems Group; (c) as of the Closed System Time and from the Closed System Time until the Closing, revenue and other benefits and costs, expenses and other Liabilities relating to Shared Contracts (other than Shared Contracts to the extent relating to Shared Services) shall be allocated to the accounts of the Systems Groups in a manner consistent with the allocations previously made by Insight in the ordinary course of business; and (d) from and after the Closing, as provided in Annex D.  As of the Closed System Time and from the Closed System Time until the Closing, revenue and other benefits and costs, expenses and other Liabilities relating to Contracts relating to the business and operations of both Systems Groups (other than Shared Contracts) shall be allocated to the accounts of the Systems Groups in a manner consistent with the allocations previously made by Insight in the ordinary course of business.  For the avoidance of doubt, the parties agree that from and after the Closed System Time to the Closing, the costs, expenses and other Liabilities relating to the Management Agreements shall be allocated to the accounts of the Systems Groups in a manner consistent with the allocations previously made by Insight in the ordinary course of business.  From the Closed System Time to the Closing, the expenses relating to the After Hours Call Center — Louisville (other than Employee Costs, which Employee Costs are addressed in Annex E) shall be allocated for the account of each Systems Group based on the portion of the total call volume of such call center applicable to each Systems Group for the relevant period.

1.5           Working Capital.

(a)           No later than ninety (90) days following the Closed System Date, Insight shall deliver to Comcast (i) a certificate setting forth the Working Capital Amount for each Systems Group, in each case as prepared in accordance with generally accepted accounting principles consistently applied by the Partnership and (ii) appropriate documentation supporting such calculation (the “Certificate of Working Capital”).

(b)           If Comcast disagrees with Insight’s calculation of the Working Capital Amount for either Systems Group set forth in the Certificate of Working Capital delivered pursuant to Section 1.5(a), Comcast may, within ninety (90) days after receipt of Insight’s calculation, deliver a notice (the “Notice of Disagreement”) to Insight disagreeing with such calculation and setting forth Comcast’s calculation of such amount.  Any such Notice of Disagreement shall specify those items or amounts as to which Comcast disagrees, and Comcast shall be deemed to have agreed with all other items and amounts contained in the Certificate of Working Capital for each Systems Group delivered to it pursuant to Section 1.5(a).

(c)           The Partners shall use their reasonable best efforts to reach agreement on the disputed items or amounts identified in the Notice of Disagreement.  If, after the thirty (30) days following delivery of the Notice of Disagreement, the Partners are unable to reach such agreement, either Partner may give written notice to the other, in which case the Partners promptly shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) that is not the principal independent accountant of the Partnership, the Comcast Parent, the Insight Parent or Carlyle to resolve the disputed items or amounts in the Notice of Disagreement.  In making its calculations, the Accounting Referee shall consider only those items or amounts as to which the Partners have disagreed and, with respect to each such item or amount, shall select a number within the range of the dispute between the Partners.  The Accounting Referee shall deliver to the Partners, as promptly as practicable (but, in any event, within thirty (30) days after submission of the dispute to it), a report setting forth its resolution of the disputed items.  Such report shall be final and binding upon the Partners.  The costs of the Accounting Referee shall be shared equally by the Partners.  Insight shall, and shall use its reasonable best efforts to cause the Partnership’s independent accountants to, cooperate and assist the Partners in conducting their review of the calculations of the Working Capital Amounts referred to in this Section 1.5, including making available to the extent necessary any books, records, work papers and personnel (it being understood that if the process of finally determining the Working Capital Amounts continues after the Closing Date, the Partners thereafter shall also provide each other such cooperation and assistance).

(d)           The calculation of the Working Capital Amount for both Systems Groups shall be deemed final for the purposes of this Section 1.5 upon the earliest of (i) the written acknowledgement of Comcast that it is final, (ii) the failure of Comcast to deliver a Notice of Disagreement within the allotted time period, (iii) the written resolution of all disputes under this Section 1.5 by Insight and Comcast, and (iv) the written resolution of all disputes under this Section 1.5 by the Accounting Referee.  Once the calculation of the Working Capital Amount for both Systems Groups is deemed final, an adjusting payment shall be made to the extent necessary so that the Working Capital Amount for each Systems Group as of the Closed System Time, increased by any payment received by (or decreased by any payment made by) the Systems Groups or the Partners under this Section 1.5(d), are equal.  If the calculation of the Working Capital Amounts for both Systems Groups are deemed final prior to the Closing, then any adjusting payment shall be made by making appropriate credits and debits for the account of each Systems Group within three (3) Business Days after the calculation of the Working Capital Amounts for both Systems Groups are deemed final.  If the calculation of Working Capital Amount for either Systems Group is deemed final after the Closing, then any adjusting payment shall be made in cash by the appropriate Partner to the other Partner at a mutually convenient time and place within three (3) Business Days after the calculation of the Working Capital Amounts for both Systems Groups are deemed final.  The amount of any payment to be made pursuant to this Section 1.5(d) shall bear interest from and including the Closed Systems Date to but excluding the date of payment at a rate per annum equal to the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the “Prime Rate”).

1.6           Operation as a Closed System.

(a)           From and after the Closed System Time until the Closing, each Systems Group shall be operated as a “closed system” solely for the benefit of such Systems Group and the Partner to which such Systems Group has been allocated (such Partner with respect to such Systems Group being referred to as the “Receiving Partner” and the other Partner with respect to such Systems Group being referred to as the “Non-Receiving Partner”), meaning that during such period, subject to the other provisions of this Amendment, (i) all Assets and Liabilities in a Systems Group as of the Closed System Time shall be solely for the account of such Systems Group, (ii) all Assets acquired, generated or disposed of by, and all Liabilities incurred by, satisfied by or attributable to, the operations of a Systems Group from and after the Closed System Time shall be solely for the account of such Systems Group (and, for the avoidance of doubt, all such Assets and Liabilities shall be included in the Illinois/Indiana Business or the Kentucky/Ohio Business, as applicable), (iii) all cash generated by each Systems Group shall remain for the account of such Systems Group, and all cash used by such Systems Group shall be solely for the account of such Systems Group, (iv) subject to Section 1.3(i), any additional funding required by such Systems Group shall be supplied through the incurrence of additional Debt by the Partnership or its Subsidiaries for the account of such Systems Group or, if requested by the Manager and the Receiving Partner agrees to do so, through a cash contribution or loan by the Receiving Partner of such Systems Group, (v) any Assets contributed or loaned by any Partner to the Partnership or its Subsidiaries shall be for the sole account of the Systems Group of such Partner, and (vi) no Assets or Liabilities shall be transferred from the account of one Systems Group to the other; provided that transfers in furtherance of the management of the day-to-day operations and conduct of the business shall not be deemed to violate this Section 1.6(a) so long as appropriate debits and credits are made for the accounts of the Systems Groups to reflect such transfers, and provided further that cash management activities by the Manager, the Partnership and its Subsidiaries as described in Section 1.6(b) below shall not be deemed to violate this Section 1.6(a).

(b)           In furtherance of the “closed system” obligations in Section 1.6(a), from and after the Closed System Time until the Closing, the Manager, the Partnership and the Partnership’s Subsidiaries will continue to manage cash in the day-to-day operations and conduct of the business of the Partnership, provided that appropriate credits and debits shall be made for the account of each Systems Group to reflect any transfer of cash out of one Systems Group

(which shall be entitled to interest thereon at the Revolver Rate) and into the other Systems Group (which shall be charged interest thereon at the Revolver Rate).

(c)           Any remaining intergroup account payable balances and account receivable balances (including, in each case, any balances due as a result of credits and debits made pursuant to Section 1.6(b)) between the Systems Groups shall be settled by appropriately adjusting the Closing Cash Amount in respect thereof as set forth in the definition of that term and making the payment set forth in Section 1.6(d) below.

(d)           (i) At Closing, Insight will cause the Partnership to transfer to Comcast Newco an amount of cash equal to Insight’s good faith estimate of the Closing Cash Amount (the “Estimated Closing Cash Amount”), which estimate shall be delivered to Comcast in a certificate five Business Days prior to Closing (together with appropriate documentation supporting such estimate) and shall be reasonably satisfactory to Comcast.  Such payment may be made by appropriately adjusting the amount of the payment to be made by Comcast pursuant to Section 1.3(k).

(ii)       Not later than ninety (90) days after the Closing, Insight shall deliver to Comcast (A) a certificate setting forth Insight’s calculation of the Closing Cash Amount (the “Closing Cash Certificate”) and (B) appropriate documentation supporting such calculation.

(iii)      If Comcast disagrees with Insight’s calculation of the Closing Cash Amount set forth in the Closing Cash Certificate, Comcast may, within ninety (90) days after receipt of Insight’s calculation, deliver a notice (the “Notice of Dispute”) to Insight disagreeing with such calculation and setting forth Comcast’s calculation of such amount.  Any such Notice of Dispute shall specify those items or amounts as to which Comcast disagrees, and Comcast shall be deemed to have agreed with all other items and amounts contained in the Closing Cash Certificate.

(iv)      The Partners shall use their reasonable best efforts to reach agreement on the disputed items or amounts identified in the Notice of Dispute.  If, after the thirty (30) days following delivery of the Notice of Dispute, the Partners are unable to reach such agreement, either Partner may give written notice to the other, in which case the Partners promptly shall jointly retain an Accounting Referee that is not the principal independent accountant of the Partnership, the Comcast Parent, the Insight Parent or Carlyle to resolve the disputed items or amounts in the Notice of Dispute.  In making its calculations, the Accounting Referee shall consider only those items or amounts as to which the Partners have disagreed and, with respect to each such item or amount, shall select a number within the range of the dispute between the Partners.  The Accounting Referee shall deliver to the Partners, as promptly as practicable (but, in any event, within thirty (30) days after submission of the dispute to it), a report setting forth its resolution of the disputed items.  Such report shall be final and binding upon the Partners.  The costs of the Accounting Referee shall be shared equally by the Partners.  The Partners shall, and shall use their reasonable best efforts to cause Insight’s, the Partnership’s or Comcast Newco’s, as applicable, independent accountants to, cooperate and assist the Partners in conducting their review of the calculation of the Closing Cash Amount, including making available to the extent necessary any books, records, work papers and personnel.

(v)           The calculation of the Closing Cash Amount shall be deemed final for the purposes of this Section 1.6 upon the earliest of (i) the written acknowledgement of Comcast that it is final, (ii) the failure of Comcast to deliver a Notice of Dispute within the allotted time period, (iii) the written resolution of all disputes under this Section 1.6(d) by Insight and Comcast, and (iv) the written resolution of all disputes under this Section 1.6(d) by the Accounting Referee.  Once the Closing Cash Amount is deemed final, an appropriate adjustment payment shall be made equal to the difference between the Estimated Closing Cash Amount and the Closing Cash Amount, if any.  Such adjustment payment shall be made in cash by the appropriate Partner to the other Partner at a mutually convenient time and place within three (3) Business Days after the calculation of the Closing Cash Amount is deemed final.  The amount of any payment to be made pursuant to this Section 1.6(d)(v) shall bear interest from and including the Closing Date to but excluding the date of payment at the Revolver Rate (as in effect immediately prior to Closing).

(vi)          For the avoidance of doubt, neither Insight nor Comcast shall dispute the calculation of the Working Capital Amount of the Comcast Systems Group as determined pursuant to Section 1.5 in connection with the determination of the Closing Cash Amount pursuant to this Section 1.6(d).

(vii)         After Closing, except in accordance with the procedures set forth in this Section 1.6(d), neither Partner nor any of its Affiliates or related Persons will be permitted to make any claim (whether under Section 1.21(a) or otherwise) against the other Partner, its Systems Group or any of its Affiliates in respect of whether the Closing Cash Amount was properly calculated.  Notwithstanding anything herein to the contrary, (i) any Liability that was included in the calculation of the Closing Cash Amount and (ii) any Liability in respect of any invoice or cost that should have been included in the calculation of the Closing Cash Amount shall, in each such case, be allocated at the Closing to the Insight Systems Group and not the Comcast Systems Group.  For the avoidance of doubt, (A) any Liability that is not included in the calculation of the Closing Cash Amount and is in respect of a third party claim first made, or third party invoice first received, after the Closing shall not be allocated to the Insight Systems Group pursuant to the preceding sentence and (B) any Liability that is identified as part of the process of determining the Closing Cash Amount and is either disputed with a third party or cannot be reasonably determined shall not be included in the calculation of the Closing Cash Amount and shall not be allocated to the Insight Systems Group pursuant to the preceding sentence.  The Liabilities referred to in clauses (A) and (B) of the proviso to the preceding sentence shall be allocated for the accounts of the Systems Groups in accordance with the other provisions of this Amendment and the Receiving Partner shall be responsible for such Liabilities in accordance with the other provisions of this Amendment.

(e)           Each Partner shall have access before and after the Closed System Time to the books, records and personnel of the Partnership and its Subsidiaries as reasonably necessary to ensure compliance with the foregoing “closed system” provisions, provided that all access shall be during normal business hours and coordinated in advance upon reasonable notice through designated representatives of the Manager and Insight Parent or, after the Closing, the applicable Partner.

1.7           Management and Governance.

(a)           Except as provided in Section 1.11(b), until the Closing occurs, Insight shall continue to manage the Comcast Systems Group in accordance with the terms and conditions of the Management Agreements, including that the management fee payable to the Manager shall continue to be based on the revenues of all of the Systems and the businesses of the Partnership and its Subsidiaries as set forth in the Management Agreements.  Notwithstanding anything to the contrary in this Amendment, (i) Insight shall not be deemed to be in breach of any of its obligations under the Management Agreements, this Amendment or the Partnership Agreement to the extent that (A) it is taking an action required under this Amendment, (B) it is refraining from taking an action that is prohibited under this Amendment, (C) it is taking an action, or refraining from taking an action, pursuant to and consistent with  instructions or a consent of Comcast; provided that such instructions or consent have been delivered in accordance with Section 3.3, or (D) such breach is caused by Comcast withholding funding with respect to any matter required to be funded by Comcast hereunder; (ii) if Insight seeks, with reasonable notice, the consent of Comcast required under the Management Agreements, the Partnership Agreement or this Amendment to take any action, and Comcast does not promptly consent to the taking of such action, then the Partnership and its Subsidiaries and Insight and its Affiliates shall have no liability to any other party hereto or any of its Affiliates or to the Partnership or its Subsidiaries, for or with respect to any and all Damages arising out of or relating to the failure of Insight or the Partnership (or any of its Subsidiaries) to take such action; and (iii) upon the occurrence or imminent occurrence of any event that could reasonably be expected to cause a disruption of service in a System or have another material adverse effect on a System, Insight shall be permitted to take any reasonable action to the extent necessary to prevent such an event from occurring or to mitigate the losses or damage resulting from such event without the consent of Comcast, even if the consent of Comcast would otherwise be required, provided that (a) Insight has acted in good faith under the circumstances, (b) that Insight shall give Comcast notice of such event or imminent event and the actions taken by Insight in response thereto as promptly as practicable (and shall give Comcast advance notice of such event or imminent event to the extent it is practicable and Insight has advance notice thereof) and shall consult with Comcast during the duration of such event or imminent event, (c) Insight shall use commercially reasonable efforts to cease taking such actions without Comcast’s consent as promptly as practicable, and (d) to the extent the Assets or personnel of one Systems Group are utilized in connection with such actions, appropriate credits and debits shall be made for the accounts of the Systems Groups to account for such utilization except to the extent the relevant credits and debits would be de minimis and do not relate to the transfer of Assets.  The Management Agreements (other than any provisions thereof that survive termination) shall automatically terminate concurrently with the Closing without any additional action by the parties.  In addition, in furtherance of the Partners’ mutual intention to effectuate and facilitate an orderly transition of the Comcast Systems Group to Comcast and to ensure that Comcast receives all of the Assets and Liabilities intended to be included in the Comcast Systems Group hereunder as of the Closing, the Partners agree as set forth below in subsections (b) through (f) of this Section 1.7.

(b)           From the Closed System Time until the Closing, with regard to the Comcast Systems Group, except as otherwise consented to by Comcast in writing, Insight shall and shall cause the Partnership and its Subsidiaries to:

(i)            use commercially reasonable efforts to preserve intact the business organizations and relationships with third parties and employees of the Partnership and its Subsidiaries;

(ii)           operate the Partnership and its Subsidiaries in the ordinary course of business (including completing line extensions, placing conduit or cable in new developments, fulfilling installation requests and continuing work on existing construction projects and including subscriber acquisition and retention);

(iii)          use good faith efforts to operate the Comcast Systems Group substantially in accordance with the applicable annual budget, subject to any changes or deviations resulting from third party scheduling matters, availability of materials or manpower deficiencies of the Partnership or its Subsidiaries, in each case to the extent not reasonably under the control of Insight, or any third party and other actions or omissions of a third party to the extent not reasonably under the control of Insight and subject to general market, economic, financial, competitive, legislative, regulatory and other factors not within the reasonable control of Insight;

(iv)          provide Comcast with access to employees of the Manager and Insight Parent and to the employees and facilities of the Partnership (including the Comcast Systems Group and any Shared Assets) as reasonably necessary to enable Comcast to undertake transitional activities prior to Closing, subject to Section 1.14, provided that all access to employees and facilities shall be during normal business hours and coordinated in advance upon reasonable notice through designated representatives of the Manager and Insight Parent;

(v)           not operate in a manner that could be reasonably expected to discriminate against the Comcast Systems Group or any component thereof relative to the Insight Systems Group or any component thereof in any non de minimis  aspect of the management or operation of the Comcast Systems Group, including with respect to the staffing and assignment of employees or other resources, preparation or implementation of capital or operating budgets, marketing, products and services offered, service levels, maintenance of plant and equipment and contract compliance and renewals (it being understood that the Systems Groups may be differently situated in respect of certain business, market, economic, financial, competitive, legislative and regulatory conditions and factors (e.g., required staffing levels, employment openings, condition of plant and equipment, customer service demands, products and services offered, competition in the applicable market, etc.) and that reasonable actions taken by Insight in the ordinary course of business and which are consistent with actions that would reasonably be taken if the Partnership were to be operated without regard to the Systems Groups in response to one or more of such conditions shall not be deemed to violate this Section 1.7(b)(v) even if they affect the Systems Groups (or any components thereof) differently);

(vi)          not enter into any settlement or other agreement that would reasonably be expected to have an adversely disproportionate impact (other than a de minimis impact) on Comcast or the Comcast Systems Group relative to the impact on Insight or the Insight Systems Group, taking into account the circumstances of the Systems Groups or the parties;

(vii)         not make or enter into an agreement to make any acquisitions or dispositions of (i) any material Assets (other than acquisitions of cable communications systems permitted by clause (ii)) or (ii) any cable communications systems except for acquisitions of non-franchise systems within the footprint of the Systems of the Comcast Systems Group that individually have 1,000 basic subscribers or fewer and in the aggregate have 5,000 basic subscribers or fewer; and

(viii)        use commercially reasonable efforts to, in consultation with Comcast, in the ordinary course of business, renew or make valid extensions of all franchises and similar authorizations, consents and permits issued by any Person and all material cable television relay service, business radio and other licenses, authorizations, consents and permits issued by the FCC or any other Person that in any such case expires prior to Closing and provide any required notices of renewal of any of the foregoing that are required to be delivered prior to Closing; provided that in connection with the foregoing, Insight shall not, and shall cause the Partnership not to, (i) agree to the imposition of any condition on any of the foregoing in connection with the transactions contemplated by this Amendment that is not reasonably acceptable to Comcast or (ii) agree or accede to any modification or amendment to or in connection with, or the imposition of any condition to the renewal or extension of, any of the foregoing, in each case, that is not reasonably acceptable to Comcast.  Insight agrees to, and to cause the Partnership to, provide Comcast with reasonable advance notice of any meeting or hearing before the applicable governmental authority or Person and to allow representatives of Comcast to attend any such meetings or hearings.

(c)           From the Closed System Time until the Closing, with respect to the Comcast Systems Group, Insight shall not, and it shall cause the Partnership and its Subsidiaries not to, without the prior written consent of Comcast, enter into, terminate (other than at the expiration of its current term), modify in any material respect, renew (to the extent that Insight has the right, acting alone, not to renew and except for any renewal that is automatic and is for a term that ends less than six months after the Closing Date), suspend or abrogate the terms of any of the following authorizations, consents, permits or Contracts that are for the account of the Comcast Systems Group:

(i)            any franchises or similar authorizations, consents or permits issued by any Person or material cable television relay service, business radio or other licenses, authorizations, consents or permits issued by the FCC or any other Person (other than as required by Section 1.7(b)(viii)) or agree to the imposition of any condition that is not reasonably acceptable to Comcast on any of the foregoing in connection with the transactions contemplated by this Amendment;

(ii)           any agreement providing for payments or receipt for the account of the Comcast Systems Group of over $2,500,000 in any year or $5,000,000 in the aggregate (or, in each case, goods or services of such value), excluding pole, bulk, right of entry and similar agreements;

(iii)          any agreement that limits or would limit the freedom of Comcast or its Affiliates to compete in any business or with any Person or in any area or solicit or hire any employee;

(iv)         any agreement with Insight, Insight Parent, any of their Affiliates or Carlyle; or

(v)          any agreement with a Carlyle Portfolio Company that is on terms less favorable to the Comcast Systems Group than comparable arm’s length terms.

(d)           From the Closed System Time until the Closing, Insight shall not, and shall cause the Partnership and its Subsidiaries not to, take any of the following actions with respect to the Comcast Systems Group without the prior written consent of Comcast, except as may be necessary to comply with any applicable legal requirements or commitments under Contracts that have been entered into on or prior to the date hereof:

(i)            change the rate charged for any level of cable television service (including any level of basic, digital, tiered or pay cable television service) or for any telephony or high speed data service or re-tier any channels, except (A) for the rate increases set forth on Schedule 1.7(d)(i), or (B) as part of a promotional program or offering in the ordinary course of business that applies to a material number of Systems in both Systems Groups;

(ii)           except as set forth on Schedule 1.7(d)(ii), add any channels to or delete any channels from any System included in the Comcast Systems Group, or change the channel lineup in any such System or commit to do so in the future;

(iii)          grant or agree to grant to any employee of any System included in the Comcast Systems Group any increase in (A) wages or bonuses or (B) any severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, except, in each case, (1) in the ordinary course of business consistent with past practices and (2) retention bonuses paid pursuant to the terms of the Insight Deferred Bonus Program (a copy of which has been provided to Comcast prior to the date hereof);

(iv)         mortgage, pledge or subject to any material lien that would survive the Closing any of the Systems or Assets included in the Comcast Systems Group;

(v)          settle any litigation, claim, action, arbitration, dispute or other proceeding (collectively, “Litigation”) or the assertion by any governmental authority of a claim of noncompliance under any franchise (a “Franchise Matter”) that in either case relates to the Comcast Systems Group or any Shared Asset, other than in the ordinary course of business for which the amount of such settlement is not more than $50,000 and such settlement does not (A) provide for any injunctive or equitable relief against, or future performance obligation of, the Comcast Systems Group or Comcast or any of its Affiliates or (B) contain any admission of guilt or breach relating to the Comcast Systems Group; or

(vi)         make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended return, enter into any closing agreement, settle any Tax claim or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability with respect to the Comcast Systems Group for any period (or portions thereof) commencing after the Closed System Date, in each case, to the extent material.

(e)           From the Closed System Time until the Closing, with regard to the Comcast Systems Group, Insight shall consult with Comcast regarding the following actions (in advance of taking any such action):

(i)             acquiring any Shared Asset that is not divisible if it (A) is not included in the applicable annual budget and (B) costs $500,000 or more in the aggregate to acquire;

(ii)            entering into any Shared Contract in which the Liabilities that are allocable to the Comcast Systems Group exceed $2,500,000 in any year or $5,000,000 in the aggregate; provided that regardless of the amount of any such Liabilities, (A) any Shared Contract entered into following the Closed System Time must be on customary and arm’s length terms, (B) unless otherwise agreed to by Comcast, any upfront fees, costs or front loaded payments under any Shared Contract entered into following the Closed System Time will be allocated solely to the Insight Systems Group, and (C) unless otherwise agreed to by Comcast, any Breakage Cost Liabilities associated with any Shared Contract entered into following the Closed System Time shall be borne 100% by Insight; or

(iii)           entering into, terminating (other than at the expiration of its current term), modifying in any material respect, renewing (to the extent that Insight acting alone has the right not to renew and except for any renewal that is automatic and is for a term that ends less than six months after the Closing Date), suspending or abrogating the terms of any agreement with an internet service or high speed data service provider, any capacity use or IRU agreement or any agreement with respect to telephony or high speed data, other than any such agreement with a customer entered into in the ordinary course of business; provided that, unless otherwise agreed in writing by Comcast, to the extent any such agreement is entered into after the Closed System Time that is not terminable without penalty or payment at Comcast’s election at Closing, Insight shall bear all costs, penalties, payments, expenses and liabilities that may arise out of the Comcast Systems Group’s termination of (or failure to perform) such agreement at or following Closing.

(f)            The following provisions govern the defense of Litigation and Franchise Matters from and after the Closing that relate to pre-Closing matters with respect to both the Insight Systems Group and the Comcast Systems Group.

(i)             Each Partner shall provide, and shall cause its Affiliates, to provide, the other Partner with written notice of the assertion or the commencement of any such Litigation or Franchise Matter that is received by that Partner and thereafter shall keep the other Partner reasonably informed with respect thereto to the extent it continues to be involved in any such Litigation or Franchise Matter.

(ii)            The Receiving Partner of the Systems Group to which any such Litigation or Franchise Matter primarily relates shall assume the defense of any such Litigation or Franchise Matter with counsel reasonably satisfactory to the Non-Receiving Partner, at the Receiving Partner’s sole expense; provided that the Non-Receiving Partner shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its sole expense; and provided further that the Receiving Partner shall not settle or enter into any settlement or other agreement in respect of any such Litigation or Franchise Matter if such settlement would be binding on the Non-Receiving Partner or the Systems Group of the Non-Receiving Partner or the Non-Receiving Partner or the Systems Group of the Non-Receiving Partner would have any obligation as a result of such settlement (whether monetary or otherwise) unless such settlement or agreement is consented to in writing by the Non-Receiving Partner, such consent not to be unreasonably withheld or delayed.

(iii)          With respect to any such Litigation or Franchise Matter that does not primarily relate to either Systems Group, the Partners shall cooperate in good faith in determining how the defense of the matter will be managed; provided that if the Partners determine that one of them shall control the defense of the matter, the controlling Partner shall not settle or enter into any settlement or other agreement in respect of any such Litigation or Franchise Matter if such settlement would be binding on the other Partner or its Systems Group or the other Partner or its Systems Group would have any obligation as a result of such settlement (whether monetary or otherwise) unless such settlement is consented to in writing by the other Partner, such consent not to be unreasonably withheld or delayed.

(g)           Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Litigation or Franchise Matter and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

1.8           Information Rights.

(a)           From the Closed System Time until the Closing, Insight shall cause the Partnership to prepare and deliver, or cause to be prepared and delivered, to Comcast the following information, where applicable, in accordance with generally accepted accounting principles consistently applied by the Partnership (it being understood that a statement of assets and liabilities does not include equity information and that certain operational information (such as subscriber activity) and certain financial information and analysis (such as budgets and budget variance analysis) is by its nature not prepared in accordance with generally accepted accounting principles):

(i)            if requested by Comcast, audited financial statements for each Systems Group for each completed Fiscal Year (beginning with Fiscal Year 2006) consisting of a statement of assets and liabilities, a statement of income or loss and a statement of cash flows, which financial statements shall be delivered as soon as reasonably practicable following the end of such Fiscal Year;

(ii)           unaudited financial statements for each Systems Group for each quarter of a Fiscal Year (beginning with Fiscal Year 2007) consisting of a statement of assets and liabilities, a statement of income or loss and a statement of cash flows, which shall be delivered no later than 45 days after the close of such calendar quarter;

(iii)          a monthly report, to be delivered no later than 30 days following the close of each calendar month, consisting of the following information for the Partnership,

each Systems Group, each District and each cost or profit center (e.g., Illinois Ad Sales, Columbus Ad Sales, Insight Business Services, Support Services-IT, etc.) of the Partnership:  (i) an unaudited statement of assets and liabilities for such month complete with comparison to the same monthly period for the prior year to the extent available, (ii) an unaudited statement of income and loss for such month and year-to-date period complete with a comparison to the same monthly period for the prior year (to the extent available) and the then current annual budget, and (iii) an unaudited report of actual capital expenditures for such month and year-to-date period complete with a comparison to the then current annual budget; and

(iv)          a monthly report, to be delivered no later than 30 days following the close of each calendar month, detailing subscriber activity for such month for the Partnership and its Subsidiaries, each Systems Group and each District, including connect and disconnect activity, the number of homes passed, the number of basic subscribers, digital subscribers, high speed data subscribers, telephony subscribers (with delineation of VoIP telephony subscribers from circuit switch telephony subscribers, if available), and premium pay service usage, etc.

(b)           After Closing, each Systems Group agrees to make available, or cause to be made available, to the other Systems Group, as soon as reasonably practicable after written request therefor, any information regarding the Partnership or any of its Subsidiaries and with respect to any period prior to the Closing in the possession or under the control of such respective Systems Group or its Affiliates that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or Tax laws) by a governmental authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Tax or other similar requirements, (iii) to comply with its obligations under this Amendment or any other related agreements or (iv) for any other proper purpose; provided, however, that in the event that either Systems Group determines that any such provision of information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.  It is understood and agreed that this covenant does not impose a duty on either Systems Group to retain any books and records beyond its normal record and data retention policies (so long as such policies are consistent with applicable law) or to incur additional costs (unless reimbursed by the other Systems Group) or to provide access beyond what is reasonably practicable.

1.9           Tax Matters and Allocations.

(a)           Certain Tax Matters.

(i)            The Partnership shall engage the Appraiser to determine the fair market value of the Assets of the Systems Groups as of the Closing.  The fees and expenses of the Appraiser shall be shared equally by the Partners.  Comcast and Insight shall use commercially reasonable efforts to reach agreement as to the fair market value for Tax purposes of the Assets of each Systems Group as of the Closed System Time taking into account the Appraiser’s determination of the relative value of the Assets of each Systems Group as of the Closing (the “Agreed Closed System Time Values”).  The Partners shall use commercially reasonable efforts to reach agreement as to the Agreed Closed System Time Values before the filing of the Partnership’s U.S. federal income Tax return for the taxable period ending on the Closed System Date.  The Partners shall report on all Tax returns the allocation and distribution of the Systems Groups consistent with the Agreed Closed System Time Values.

(ii)           The Partners shall cooperate in good faith to reach agreement as to the like-kind nature of the assets distributed to each Partner pursuant to Section 704(c)(2) of the Code.

(iii)          For purposes of determining income and gain recognized by the Partnership and the Partners pursuant to Section 751(b) of the Code, (A) the Partners shall be treated as having simultaneously withdrawn from the Partnership as of the Closed System Time, (B) income or gain recognized by the Partnership pursuant to Section 751(b) shall be allocated to the Partners in accordance with Sections 4.2, 4.3 and 4.4 of the Partnership Agreement, and (C) as permitted by Treasury Regulation Section 1.751-1(g) Example (3)(c), the Partners shall cooperate in good faith to reach an agreement as to the Section 751(b) Assets and Other Partnership Property deemed exchanged by the Partnership (the transactions described in (A), (B) and (C), the “Simultaneous Withdrawal Method”).  The parties shall cooperate in good faith to determine the amount of income and gain that would be recognized by Comcast as of the Closed System Time with respect to, less the present value of the future tax benefits, if any, that would be recognized by Comcast as a result of additional tax basis in the assets of the Comcast Systems Group generated as a result of, the Simultaneous Withdrawal Method (such income and gain less the present value of any such tax benefits, the “Comcast SWM Section 751(b) Amount”).  The parties shall also cooperate in good faith to determine the amount of income and gain that would be recognized by Comcast as of the Closed System Time with respect to, less the present value of the future tax benefits, if any, that would be recognized by Comcast as a result of additional tax basis in the assets of the Comcast Systems Group generated as a result of, a transaction in which (X) the Section 751(b) Assets and the Other Partnership Property were distributed to the Partners in a transaction to which Section 751(b) does not apply and (Y) the Partners were deemed to exchange such Section 751(b) Assets and Other Partnership Property to the extent necessary to reflect the actual allocation of Section 751(b) Assets and Other Partnership Property in the applicable Systems Groups (the transactions described in (X) and (Y), the “Pro Rata Distribution Method” and such income and gain less the present value of any such tax benefits, the “Comcast PRDM Section 751(b) Amount”)).  If the Comcast SWM Section 751(b) Amount is greater than the Comcast PRDM Section 751(b) Amount, then for purposes of determining the income and gain recognized by the Partners and the Partnership pursuant to Section 751(b) of the Code, the Partnership shall apply the Pro Rata Distribution Method; provided, however, that Insight shall have the right to elect, by providing written notice to Comcast of such election, to cause the Partnership to apply the Simultaneous Withdrawal Method.  If Insight elects to cause the Partnership to apply the Simultaneous Withdrawal Method pursuant to the proviso to the foregoing sentence, Insight shall pay Comcast, no later than 10 days business days prior to the due date for the Partnership’s U.S. federal income Tax return with respect to the taxable period ending on the Closed System Date, an additional amount such that, on an after-Tax basis (taking into account Taxes due with respect to such additional amount, if any), Comcast receives a net amount equal to the Tax payable with respect to the excess of the Comcast SWM Section 751(b) Amount over the Comcast PRDM Section 751(b) Amount.

(b)           Special Allocations; Redemption for Income Tax Purposes.

(i)            As of the Closed System Time, for all Income Tax purposes, (1) the Comcast Systems Group shall be treated as having been distributed to Comcast and Comcast shall be treated as having assumed Partnership liabilities in an amount equal to the amount of Debt, Shared Liabilities and other liabilities allocated to the Comcast Systems Group (or borne by Comcast) pursuant to this Amendment, (2) the Insight Systems Group shall be treated as having been distributed to Insight and Insight shall be treated as having assumed Partnership liabilities in an amount equal to the amount of Debt, Shared Liabilities and other liabilities allocated to the Insight Systems Group (or borne by Insight) pursuant to this Amendment, (3) the interest of each Partner in the Partnership shall be treated as having been completely redeemed, and (4) the Partnership shall be treated as having dissolved.

(ii)           The Partners agree to take the position for all Income Tax purposes that the two Systems Groups are not operated as a partnership at any time after the Closed System Time, unless required to do otherwise as a result of a Final Determination or a change in applicable law (including a revenue ruling or other similar pronouncement) that causes the two Systems Groups to be operated as a partnership for such purposes.  In furtherance of the foregoing, the parties agree to the following:

(1)           Income, gain, loss, deduction and other tax items attributable to the distribution of the Systems Groups and the dissolution of the Partnership as of the Closed System Time as described in Section 1.9(b)(i) shall be allocated to the Partners in accordance with Sections 4.2, 4.3, and 4.4 of the Partnership Agreement (it being understood that items described in Section 1.9(a)(iii) shall be allocated pursuant to Section 1.9(a)(iii) and not this Section 1.9(b)(ii)(1));

(2)           After the Closed System Time, except as provided in Section 1.9(b)(ii)(1), no Receiving Partner shall share in any portion of any item of income, gain, loss, deduction or other tax item attributable to any Systems Group other than the applicable Systems Group with respect to such Receiving Partner; and

(3)           After the Closed System Time, except as provided in Section 1.9(b)(ii)(1), all items of income, gain, loss, deduction and other tax items attributable to a Systems Group shall be treated as derived directly by the applicable Receiving Partner with respect to such Receiving Partner (and not through an interest in the Partnership) for all Income Tax purposes, except as may be required as a result of a Final Determination or a change in applicable law (including a revenue ruling or other similar pronouncement) that causes the two Systems Groups to be operated as a partnership for such purposes.

(iii)          In the event of a Final Determination or a change in applicable law (including a revenue ruling or other similar pronouncement) that causes the two Systems Groups to be operated as a partnership after the Closed System Time for any Income Tax purpose, then

(1)           All income, gain, loss, deduction and other tax items of the Partnership and its Subsidiaries attributable to the taxable period that includes (but does not end

on) the Closed System Date shall be allocated to the Partners for Income Tax purposes based on the actual closing of the Partnership’s books as of the Closed System Date;

(2)           All income, gain, loss, deduction and other tax items of the Partnership and its Subsidiaries attributable to the taxable period ending on the day immediately preceding the Closed System Date, and all income, gain, loss, deduction and other tax items attributable to the distribution of the Systems Groups and the dissolution of the Partnership as of the Closed System Time as described in Section 1.9(b)(i) shall be allocated to the Partners in accordance with Sections 4.2, 4.3, and 4.4 of the Partnership Agreement; and

(3)           Except as provided in Section 1.9(b)(iii)(2), all income, gain, loss, deduction and other tax items of the Partnership and its Subsidiaries attributable to the taxable period beginning on the Closed System Date shall be allocated to the Systems Group that generated such tax item and shall be allocated to the applicable Receiving Partner.

(c)           Adjustments to Allocations.  In the event that there is an adjustment by a taxing authority to any item of income, gain, loss, deduction or other tax item attributable to a taxable period of the Partnership, its Subsidiaries or the Systems Groups (the “Adjusted Partnership Item”), (i) if the Adjusted Partnership Item relates to any taxable period ending prior to the Closed System Date, the Adjusted Partnership Item shall be allocated to the Partners in accordance with Sections 4.2, 4.3 and 4.4 of the Partnership Agreement; (ii) if the Adjusted Partnership Item is attributable to the distribution of the Systems Groups and the dissolution of the Partnership as of the Closed System Time as described in Section 1.9(b)(i), the Adjusted Partnership Item shall be allocated to the Partners in accordance with Sections 4.2, 4.3 and 4.4 of the Partnership Agreement (it being understood that if an Adjusted Partnership Item is described in Section 1.9(a)(iii), such Adjusted Partnership Item shall be allocated pursuant to Section 1.9(a)(iii) and not clause (ii) of this Section 1.9(c)); and (iii) if the Adjusted Partnership Item is not described in clause (i) or (ii) of this Section 1.9(c), such Adjusted Partnership Item with respect to such Systems Group shall be treated as derived by the applicable Receiving Partner in accordance with Section 1.9(b)(ii)(3).

(d)           Tax Proceedings Relating to Non-Income Taxes.

(i)            From and after the Closed System Date, Insight shall have sole control over any Tax proceeding relating to Taxes of the Insight Systems Group other than Income Taxes, regardless of the taxable period to which such Taxes relate.

(ii)           From and after the Closed System Date, Comcast shall have sole control over any Tax proceeding relating to Taxes of the Comcast Systems Group other than Income Taxes, regardless of the taxable period to which such Taxes relate.

(e)           Tax Proceedings Relating to Income Taxes.

(i)            Insight shall handle Tax proceedings of the Partnership relating to Income Taxes for all Fiscal Years (or portions thereof) ending on or prior to the Closed System Date.  Insight shall handle such Tax proceedings in accordance with its authority as Tax Matters Partner as set forth in the Partnership Agreement in effect immediately prior to the date of this Amendment.

(ii)           Insight shall have sole control over any Tax proceeding relating to Income Taxes of the Insight Systems Group for any Fiscal Year (or portion thereof) that begins after the Closed System Date.

(iii)          Comcast shall have sole control over any Tax proceeding relating to Income Taxes of the Comcast Systems Group for any Fiscal Year (or portion thereof) that begins after the Closed System Date.

(f)            Cooperation.

(i)            Insight agrees to provide such cooperation to Comcast as Comcast may reasonably request in connection with the filing of any Tax return or any Tax proceeding, including providing Comcast with access to those portions of the books and records of the Insight Systems Group that may be relevant to such Tax proceeding.

(ii)           Comcast agrees to provide such cooperation to Insight as Insight may reasonably request in connection with the filing of any Tax return or any Tax proceeding, including providing Insight with access to those portions of the books and records of the Comcast Systems Group that may be relevant to such Tax proceeding.

(g)           Tax Treatment of Adjustment Payments.  The Partnership and the Partners shall for all Income Tax purposes treat any amounts paid pursuant to Section 1.5(d)1.5(d) or Section 1.9(a)(iii) (i) as having been, as of the Closed System Date, part of the Systems Group which is entitled to receive such amounts and (ii) as having not been, as of the Closed System Date, part of the Systems Group which is required to pay such amounts.

1.10         Consents and Approvals.

(a)           As soon as reasonably practicable after the date hereof, the Partnership, its Subsidiaries and each Partner shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Amendment, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party to consummate the transactions contemplated by this Amendment (collectively, “Consents”), including obtaining appropriate Consents under the Contracts that are Shared Contracts being allocated to one of the Systems Groups.  In furtherance of the foregoing, the Partners shall (A) make all necessary filings to obtain any required Consents from the FCC and the PUCs no later than fifteen (15) Business Days after the date hereof, and (B) make all necessary filings to obtain any required franchise transfer approvals no later than twenty (20) Business Days after the date hereof.  Insight and Comcast each acknowledge that no notification or report is required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and in effect on the date of this Amendment, in connection with this Amendment and the transactions contemplated hereby.

(b)           All out-of-pocket fees, costs, expenses, payments, compensation or other amounts applicable to any requests for Consents of governmental authorities or other third parties relating to any Assets in a Systems Group shall be allocated equally to the account of each Systems Group; provided that (1) no such amounts to the extent relating to performance obligations during the period after the Closed System Time (as opposed to a one-time amount that is required to cure a breach of a performance obligation to the extent occurring before the Closed System Time) will be allocated to the Systems Group of the Non-Receiving Partner and (2) the provisions of this sentence are not intended to address any amounts in respect of Shared Contracts (which amounts shall be allocated as set forth in Section C of Annex D).  Each Consent shall be in form and substance reasonably satisfactory to each Partner affected thereby, and neither Partner shall agree to expend any fees, costs, expenses, payments, compensation or other amounts that are to be allocated in whole or in part to the account of the other Partner’s Systems Group (other than customary administrative or processing fees) unless they are reasonably acceptable to the other Partner (it being understood that Insight shall have a reasonable opportunity to contest in good faith any contention by a governmental authority or third party that prior to the Closed System Time the relevant System(s) have breached a performance obligation in accordance with the applicable legal or contractual requirements).  Except as set forth in Section C of Annex D, no Partner shall be liable to the other Partner or to the Partnership or any Subsidiary thereof, and neither the Partnership nor any Subsidiary thereof shall be liable to any Partner, in each case, for the failure of any Consents to be obtained to the extent such Partner, the Partnership or its Subsidiaries, respectively, has exercised commercially reasonable efforts as required in Section 1.10(a) above.

(c)           Subsequent to Closing, and subject to Section 1.12, the Partners and the Partnership shall and shall cause their respective Affiliates to continue to use commercially reasonable efforts to obtain in writing as promptly as possible any Consent necessary or commercially advisable in connection with the transactions contemplated hereunder which was not obtained on or before Closing (a “Post Closing Consent”), it being understood that the provisions of Section 1.10(b) shall continue to apply.  A true and complete copy of any such Post Closing Consent shall be delivered to each Partner promptly after it has been obtained.

1.11         Closing; Closing Deliveries.

(a)           The final separation of the Comcast Systems Group and the Insight Systems Group on the Closing Date shall be effectuated by the series of transactions described on Annex C.  Insight, the Manager, the Partners, the Partnership and its Subsidiaries, as applicable, shall take, or cause to be taken, all of the actions required to be taken by them pursuant to Annex C.  The obligations of the Partners (or, in the case of (ii) below, the obligation of the Partner receiving the applicable Systems Group) to consummate the transactions contemplated by this Amendment shall be subject to the satisfaction of the following conditions:  (i) receipt of any Consents from the FCC and the PUCs necessary to consummate the transactions contemplated by this Amendment, provided that obtaining such Consents with respect to any business radio licenses issued by the FCC shall not be a condition to the Closing so long as a temporary authorization with respect thereto is available and obtained under FCC rules; (ii) at least ninety percent (90%) of the total basic video subscribers of the Systems of each Systems Group shall belong to service areas for which either no franchise is required, no franchise transfer Consent is necessary to consummate the transactions contemplated by this

Amendment or an effective franchise transfer Consent reasonably acceptable to the Receiving Partner has been obtained or deemed to have been obtained (it being understood that a franchise transfer Consent shall be deemed reasonably acceptable if such Consent does not require that any  change be made to the relevant franchise agreement or otherwise impose any new obligation on the transferor or transferee or their respective Affiliates, and a franchise Consent shall be deemed obtained if it shall be deemed to have been received in accordance with Section 617 of the Communications Act of 1934, as amended); (iii) the other Partner has taken, or caused to be taken, the actions required to be taken by it prior to the Closing pursuant to Sections 1.3(k), 1.3(l), 1.6(c) and 1.11(d); (iv) the other Partner has taken, or caused to be taken, all of the actions required to be taken by it prior to the Closing pursuant to Annex C; and (v) the other Partner, if applicable, has taken, or caused to be taken, the actions required to be taken by it at or prior to the Closing pursuant to the last sentence of Section 1.11(e) (the conditions set forth in clauses (i) through (v) are hereinafter referred to as the “Closing Conditions”).

(b)           If the Closing fails to occur on or prior to January 1, 2008 as a result of a breach of this Amendment by Insight or Insight Parent, the management fees payable to the Manager under the Management Agreements for all periods thereafter will be equal to the actual cost to the Manager (without profit) of providing the management services thereunder, unless the failure of the Closing to occur is caused by a breach of this Amendment by Comcast.

(c)           The closing of the transactions contemplated by this Amendment (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of the Partnership on the last Business Day of the calendar month in which all of the Closing Conditions have been satisfied and fulfilled (or, if permissible, the waiver thereof by the Partner whose obligation is subject to such Closing Condition), other than the conditions to be satisfied at the Closing, unless such conditions have not been so satisfied or waived (other than those conditions to be satisfied at Closing) by the fifth Business Day preceding the last Business Day of such calendar month, in which case the Closing shall take place on the last Business Day of the next calendar month, unless another time, date or place is mutually agreed upon in writing by the Partners; provided that if the Closing is to take place on December 31, 2007, the parties will enter into mutually satisfactory arrangements to provide for the equity of Comcast Newco to be transferred to Comcast at 12:01 a.m. CST on January 1, 2008.  Notwithstanding the immediately preceding sentence, either Partner may elect to postpone the Closing to a later date (which must be the last Business Day of a calendar month), in which case the Closing shall take place on a later date specified by such Partner that is at least five (5) Business Days after such Partner notifies the other Partner that it desires to close, provided that Insight cannot postpone the Closing to a date later than December 31, 2007 and Comcast cannot postpone the Closing to a date later than October 31, 2007 pursuant to this sentence without the prior written consent of the other Partner.  Notwithstanding the foregoing, but subject to Section 1.3(l), Insight and Comcast acknowledge that, if all or any portion of the 9¾% Bonds are to be redeemed concurrently with the Closing, the Closing shall take place on the redemption date specified in the applicable redemption notice (which must be the last Business Day of a calendar month), but subject to the satisfaction or waiver of all Closing Conditions.

(d)           The Partners (or an appropriate subsidiary thereof), the Partnership and its Subsidiaries, as appropriate, shall execute and deliver, in each case at or prior to the Closing, (i) appropriate deeds, assignment agreements and other conveyancing documents to effectuate the transactions contemplated by this Amendment, (ii) appropriate assumption agreements or instruments pursuant to which Comcast Newco shall assume all Liabilities allocated to the Comcast Systems Group in accordance with this Amendment other than Debt and other Liabilities allocated pursuant to Section 1.3, and (iii) appropriate agreements and instruments to effectuate the transactions set forth in Annex C.  The Partners shall negotiate in good faith and use commercially reasonable efforts to agree on the form of the agreements and instruments referred to in this Section 1.11(d) as soon as reasonably practicable after the date hereof, the form of each such agreement or instrument to be reasonably acceptable to both Partners.

(e)           Each Partner agrees that it shall cooperate in good faith in effectuating the transactions contemplated by this Amendment and shall use commercially reasonable efforts to take, or cause to be taken, such actions and deliver such additional agreements and instruments as are necessary to effectuate such transactions (it being understood that nothing in this Section 1.11(e) or any other provision of this Amendment shall hinder or impair either Partner’s right to defer the Closing Date as provided in Section 1.11(c)).  Each Partner shall cooperate in good faith and use its commercially reasonable efforts in order to effectuate and facilitate an orderly transition of the Comcast Systems Group to Comcast and the separation of the Systems Groups and Shared Assets and Shared Liabilities in accordance with this Amendment and all applicable legal requirements.  At or prior to the Closing, Comcast shall arrange for substitute letters of credit, performance bonds, guarantees in lieu of letters of credit or performance bonds and other similar obligations to replace, as of the Closing Date, those of the Partnership or any of its Subsidiaries to the extent related to the Comcast Systems Group.

(f)            Insight Parent shall comply with Sections 1.11(d) and 1.11(e) to the extent applicable as if it were a Partner.

1.12         Nonassignable Assets.  Notwithstanding Section 1.11 or Annex C, any Asset, the conveyance, assignment or transfer of which to Comcast Newco (or following such assignment, transfer, conveyance or delivery, the transfer of the equity securities of Comcast Newco to Comcast), without the Consent of a third party would constitute a breach or other contravention of such Asset or in any way adversely affect the rights of the Partnership, any of its Subsidiaries, Comcast Newco, or Comcast thereunder (a “Nonassignable Asset”), shall not be conveyed, assigned or transferred until such time as such Consent is obtained, at which time such Nonassignable Asset shall be deemed conveyed, assigned or transferred without further action on the part of the Partnership, any of its Subsidiaries, Comcast Newco, or any of the Partners.  Until such Consent is obtained, (i) the Partnership and the Partners shall use all commercially reasonable efforts to obtain the relevant Consent, (ii) the Partnership shall endeavor to provide Comcast Newco with the benefits under each Nonassignable Asset as if such Nonassignable Asset had been assigned to Comcast Newco, including preserving the benefits of and enforcing for the benefit of Comcast Newco, at its expense, any and all rights of the Partnership or any of its Subsidiaries under such Nonassignable Asset and (iii) to the extent permissible under such Nonassignable Asset, Comcast Newco shall (A) be responsible for the obligations of the Partnership or its Subsidiaries under such Nonassignable Asset and (B) act as the agent of the Partnership or its Subsidiaries in preserving the benefits of and enforcing any and all rights of the Partnership or its Subsidiaries in such Nonassignable Asset.  In the event that any Nonassignable Asset is a franchise applicable to any System included in the Comcast Systems Group and such a Consent has not been obtained prior to the Closing, if either Partner requests, the Partners shall negotiate in good faith a management agreement containing customary terms and conditions to effectuate the foregoing until such time as an appropriate Consent with respect to such franchise is obtained.  Comcast shall indemnify Insight, the Partnership, its Subsidiaries and the Manager in respect of any Damages suffered or incurred by Insight, the Partnership, any of its Subsidiaries or the Manager as a result of the operation of this Section 1.12 or the Manager’s responsibilities with respect to the Nonassignable Assets.  The Partnership and its Subsidiaries shall promptly pay to Comcast Newco when received all monies received by them in respect of any Nonassignable Asset or any claim or right or any benefit arising thereunder.

1.13         Employee Matters.  Annex E (the “Employee Matters Annex”) sets forth the agreements and covenants of the Partners with respect to employee matters.

1.14         Transition Services.

(a)           During the period prior to the Closing Date, Insight shall provide Comcast with reasonable access to the employees and facilities of the Partnership and the Manager as reasonably necessary to enable Comcast to undertake transitional activities prior to Closing and shall provide reasonable assistance to Comcast in the development of a transition plan and in the preparation for the transition of the Comcast Systems Group to ownership and operation by Comcast; provided, that Comcast shall pay or reimburse Insight for all out-of-pocket third party costs reasonably incurred by Insight in providing such assistance.

(b)           Following the Closing, Insight will, and will cause the Partnership to, provide transitional services reasonably requested by Comcast prior to Closing for the Systems included in the Comcast Systems Group for a period beginning on Closing and ending a reasonable period after Closing.  Comcast shall pay or reimburse Insight for 100% of reasonable out-of-pocket costs paid to third parties and 110% of the other reasonable direct costs (excluding any overhead allocations) incurred by Insight in providing such transitional services (but in no event will any such costs include Employee Costs relating to severance obligations or Employee Equity, the allocation of which Employee Costs is set forth in Annex E).  Comcast and Insight will negotiate in good faith using commercially reasonable efforts to agree on such services and costs no later than August 31, 2007.  Comcast will use commercially reasonable efforts take over all functions of the Comcast Systems Group as promptly as possible after Closing.

(c)           To the extent Comcast identifies additional services and assistance it will reasonably need Insight to perform during the period after the Closing Date, the parties will negotiate in good faith to arrange for the provision of such transitional services by Insight to Comcast on terms consistent with Section 1.14(b).

(d)           For a period of six months after Closing, Comcast shall be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of the Partnership (or Insight or Insight Parent) to the extent incorporated in or on the Assets of the Comcast Systems Group or utilized in connection with transition services (collectively, the “Proprietary Rights”).  Upon expiration of such six month period, Comcast shall remove all Proprietary Rights from the Assets of the Comcast Systems Group and shall destroy all unused letterhead, checks, business related forms, preprinted form contracts, product literature, sales literature, labels, packaging material and any other materials displaying the Partnership’s

Proprietary Rights within thirty Business Days.  Notwithstanding the foregoing, Comcast and its Affiliates shall not be required to remove or discontinue using any such Proprietary Rights that are affixed to converters or other items located in customer homes or properties such that prompt removal is impracticable for Comcast and its Affiliates.

1.15         Arrangements Between Partnership and Partners.  Annex F sets forth certain agreements and covenants of the Partners with respect to certain agreements and arrangements currently existing between the Partnership or its Subsidiaries, on the one hand, and a Partner or an Affiliate of a Partner, on the other hand.  Insight Parent shall, and shall cause its Affiliates to, terminate at Closing (without any cost or liability to the Comcast Systems Group) all agreements or arrangements between the Comcast Systems Group, on one hand, and Insight or an Affiliate of Insight, on the other hand (other than (i) as provided in Annex F, (ii) any agreement entered into in connection with the transactions contemplated hereby with the consent of Comcast, and (iii) any agreement entered into in the ordinary course of business and negotiated at arm’s length between the Comcast Systems Group and a portfolio company of The Carlyle Group), so that after Closing neither Comcast or any of its Affiliates (including Comcast Newco) will have any further obligation with respect thereto.

1.16         Prohibition on Transfers.  Prior to the Closing, each of Insight and Insight Parent shall not, and shall cause their respective Affiliates not to, transfer or permit any direct or indirect transfer by any beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of any equity or other voting security of Insight, Insight Parent or any Controlled Affiliate of Insight Parent (collectively, “Insight Equity Securities”) other than transfers of Insight Equity Securities of Insight Parent to “Permitted Assignees” (as that term is defined in the Insight Communications Company, Inc. Securityholders Agreement dated as of December 16, 2005, in the form provided to Comcast prior to the date of this Amendment (the “Securityholders Agreement”)) provided that (1) in the case of a transfer under clause (a) of that term the transferee continues to be subject to the relationship described therein with respect to the transferor, (2) in the case of a transfer to a trust pursuant to clause (b) of that term, the trust continues to have the relationship described in clause (c) of the definition of “Family Group” in the Securityholders Agreement, (3) in the case of a transfer pursuant to clause (c) of that term, the relationship(s) described therein (and in the definition of Family Group, as applicable) continue, and (4) in the case of a transfer under clause (d) of that term on or prior to December 31, 2007, a transfer may be made only to a Subsidiary of Carlyle and subject to the continuation of that Subsidiary relationship.  Insight Parent will (i) promptly notify Comcast of any such transfer or contemplated transfer of Insight Equity Securities and (ii) be responsible hereunder for any transfer of Insight Equity Securities, in each case, in violation of the immediately preceding sentence.  For the avoidance of doubt, entry into an agreement (without consummating the transactions thereunder) to transfer Insight Equity Securities shall not constitute a violation of this Amendment.  For the avoidance of doubt and notwithstanding the foregoing, (A) no transfer of any equity securities of The Carlyle Group (or an entity that is formed for the purpose of effectuating a transfer of any equity securities of The Carlyle Group and that will own all or substantially all of the assets of The Carlyle Group and that is not formed with the intent of circumventing the prohibition on transfers of Insight Equity Securities) at any time shall be deemed to violate this Section 1.16 (even if the transaction could be deemed to be an indirect transfer of Insight Equity Securities by Carlyle); (B) no transfer of any equity securities of any affiliated fund or company that is, in any such case, a direct or indirect Subsidiary of The Carlyle Group and that is a beneficial owner of Insight Equity Securities (excluding a Subsidiary that is formed for the purpose of effectuating a transfer of any equity securities of The Carlyle Group and that will own all or substantially all of the assets of The Carlyle Group and that is not formed with the intent of circumventing the prohibition on transfers of Insight Equity Securities), or of all or substantially all of the assets of any such affiliated fund or company that includes Insight Equity Securities (other than a direct transfer of Insight Equity Securities), at any time shall be deemed to violate this Section 1.16 so long as the intent of such transaction was not to circumvent the prohibition on transfers of Insight Equity Securities (including, for the avoidance of doubt, (i) transfers of any limited partner interests in an affiliated fund managed by The Carlyle Group or its Affiliates so long as the intent of such transfer was not to circumvent the prohibition on transfers of Insight Equity Securities, and (ii) any transfer of equity interests or other assets from one affiliated fund that is a Subsidiary of The Carlyle Group to another affiliated fund that is a Subsidiary of The Carlyle Group so long as the intent of such transfer was not to circumvent the prohibition on transfers of Insight Equity Securities); provided that notwithstanding anything to the contrary in this Amendment, if the transfer in a transaction referred to in this clause (B) results in any Person other than The Carlyle Group or a Subsidiary of The Carlyle Group directly or indirectly holding The Carlyle Group’s interest in the Insight Equity Securities (excluding, for the avoidance of doubt, (i) transfers of any limited partner interests in an affiliated fund managed by The Carlyle Group or its Affiliates so long as the intent of such transfer was not to circumvent the prohibition on transfers of Insight Equity Securities, and (ii) any transfer of equity interests or other assets from one affiliated fund that is a Subsidiary of The Carlyle Group to another affiliated fund that is a Subsidiary of The Carlyle Group so long as the intent of such transfer was not to circumvent the prohibition on transfers of Insight Equity Securities) and the value of the Insight Equity Securities transferred (directly or indirectly) to such a Person in such transaction referred to in this clause (B) constitutes a material portion of the value of such transaction, then Insight shall within one (1) Business Day of the consummation of such transaction give Comcast notice thereof and (x) if Insight has not previously caused the Partnership to take all steps necessary to cause the 9¾% Bonds either to be (i) redeemed or paid off or (ii) amended, supplemented or waived in such a manner as to permit the Closing as contemplated hereunder to occur without redemption or payoff (and without any liability under the 9¾% Bonds with respect to Comcast or the Comcast Systems Group following the Closing and otherwise reasonably acceptable to Comcast), or a combination thereof, then Insight shall within two (2) Business Days of the consummation of such transaction cause the Partnership to deliver the notice of redemption required by Section 3.03 of the 9¾% Bonds Indenture and specifying a redemption date that is the last Business Day of the calendar month that contains the date that is thirty (30) days after the date of such notice of redemption; provided that if, at the time such notice of redemption is to be delivered any of the Closing Conditions (other than any Closing Conditions to be satisfied at the Closing) have not been satisfied or waived (other than as a result of a breach of this Amendment by Insight), then Insight shall deliver the notice of redemption on the day following the satisfaction or waiver of all of the Closing Conditions (other than any Closing Conditions to be satisfied at the Closing) and specifying a redemption date that is the last Business Day of the calendar month that contains the date that is thirty (30) days after the date of the notice of redemption, and (y) Insight shall not be permitted to elect to postpone the Closing (pursuant to Section 1.11(c) or otherwise) or take any action that would otherwise reasonably be expected to prevent, delay or otherwise interfere with the consummation of the transactions contemplated hereby as promptly as possible; and (C) a direct or indirect transfer by The Carlyle Group or any of its affiliated funds or companies of the equity securities of Insight Parent after December 31, 2007 shall not be deemed to violate this Section 1.16.

1.17         Insurance.

(a)           The parties acknowledge and agree that none of the insurance policies of the Partnership or its Affiliates shall be transferred to Comcast Newco at Closing.  Notwithstanding the foregoing, the parties intend that Comcast Newco, after the Closing, shall be the beneficiary of all rights and interests (whether known, unknown, contingent or otherwise) with respect to acts, omissions, and events occurring prior to the Closing under any policies of title, property, fire, casualty, liability, life, workers’ compensation, libel and slander, and other forms of insurance of any kind to the extent they relate to the Comcast Systems Group and are maintained by or on the behalf of the Partnership or its Affiliates (each, an “Insurance Policy”).  The provisions of this Amendment are not intended to relieve any insurer of any Liability under any policy.

(b)           This Amendment shall not be considered as an attempted assignment of (if such an assignment would be prohibited or would otherwise adversely affect the rights of the insured parties under such policies) any rights or interest under any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any party in respect of any Insurance Policy or any other contract or policy of insurance.

(c)           In the event that both Systems Groups have claims under a given policy, any deductibles, retentions, co-insurance payments, retrospective premiums, caps, limitations on average and similar items will be appropriately allocated between them based on the recoveries they would have obtained in the absence of such items.

(d)           Insight and Insight Parent will use commercially reasonable efforts to take such actions as are necessary to cause the Insurance Policies to continue to provide coverage to the Comcast Systems Group with respect to acts, omissions, and events occurring prior to the Closing in accordance with their terms as if the transactions contemplated by this Amendment had not occurred.  Insight and Insight Parent, as applicable, each shall, and shall cause its Affiliates to, cooperate with and assist Comcast and Comcast Newco, if Comcast or Comcast Newco determines to make any claim under any such policy with respect to any act, omission or event prior to the Closing.

1.18         Undertakings and Guarantees.

(a)           Undertaking and Guarantee of Comcast Parent.  Comcast Parent, for the benefit of Insight, in consideration of the promises, covenants and agreements of Insight under this Amendment, hereby (A) agrees to cause Comcast and its Affiliates to take all actions as are necessary for it to perform its obligations under this Amendment and (B) unconditionally guarantees the full and prompt payment by Comcast and its Affiliates of any and all payments required to be made by Comcast or the Comcast Systems Group in connection with this Amendment.  This guarantee is an absolute and continuing guarantee.  Comcast Parent waives any and all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety hereunder and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand and protest.  Comcast Parent expressly agrees that Insight may proceed directly against Comcast Parent under this Section 1.18(a) concurrently with proceeding against Comcast and is not required to exhaust remedies against Comcast before proceeding against Comcast Parent.

(b)           Undertaking and Guarantee of Insight Parent.  Insight Parent, for the benefit of Comcast, in consideration of the promises, covenants and agreements of Comcast under this Amendment, hereby (A) agrees to cause Insight and its Affiliates to take all actions as are necessary for it to perform its obligations under this Amendment and (B) unconditionally guarantees the full and prompt payment by Insight and its Affiliates of any and all payments required to be made by Insight or the Insight Systems Group in connection with this Amendment.  This guarantee is an absolute and continuing guarantee.  Insight Parent waives any and all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety hereunder and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand and protest.  Insight Parent expressly agrees that Comcast may proceed directly against Insight Parent under this Section 1.18(b) concurrently with proceeding against Insight and is not required to exhaust remedies against Insight before proceeding against Insight Parent.

1.19         Representations and Warranties.

(a)           Each party hereto represents and warrants to each other party that (a) it has the requisite power and authority to execute and deliver this Amendment, to perform its obligations hereunder, and to consummate the transactions contemplated hereby; (b) the execution and delivery by such party of this Amendment, the performance by it of its obligations hereunder, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary action of such party and do not require any further authorization or consent; and (c) this Amendment has been duly executed and delivered by such party and, assuming the due authorization, execution and delivery of this Amendment by the other parties, this Amendment constitutes a legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Comcast Parent represents and warrants to each other party that it owns,  directly or indirectly, all of the limited liability company interests of Comcast and has the legal authority to cause Comcast to perform all of its obligations hereunder.  Insight Parent represents and warrants to each other party that it owns, directly or indirectly, all of the partnership interests of Insight and has the legal authority to cause Insight to perform all of its obligations hereunder.

(c)           Insight Parent represents and warrants to Comcast and Comcast Parent that: (i) to the actual knowledge of Michael Willner, John Abbot, Elliot Brecher, Daniel Mannino, Scott Schneiderman, Robert Peck, John Coughlan, Dinni Jain and Charles Dietz, as of the date of this Amendment, all information regarding the Partnership and its Subsidiaries in connection with the transactions contemplated by this Amendment that is set forth on Schedule 1.19(c)(i) is true and correct as of the relevant date specified on the Schedule, subject to any qualifications set forth on the Schedule, except to the extent in the aggregate it would not materially and adversely affect the relative valuations of the Systems Groups; and (ii) Insight has delivered to Comcast true and correct copies of the budgets listed on Schedule 1.19(c)(ii).

(d)           Insight represents and warrants to Comcast and Comcast Parent, as of the date hereof and as of the Closing Date, that Insight Kentucky Capital LLC (“IKC”) holds no Shared Assets or Assets that could reasonably be determined to be allocable to the Comcast Systems Group if IKC were a Subsidiary of the Partnership.

(e)           Insight represents and warrants to Comcast and Comcast Parent that, to the actual knowledge of Michael Willner, Dinni Jain, John Abbot and Elliot Brecher as of the date of this Amendment, since November 1, 2006, none of Insight, the Manager, the Partnership or their Affiliates have taken any action that would have constituted a material breach of any of Sections 1.7(b)(ii), 1.7(b)(v), 1.7(c)(iii), 1.7(c)(iv) or 1.7(c)(v), if such covenants had applied as of such date (provided that for purposes of this representation and warranty, Section 1.7(b)(v) shall be deemed breached only if the action in question was taken with the intention to discriminate against the Comcast Systems Group in a manner that would otherwise have violated Section 1.7(b)(v)).

1.20         Limitations on Representations and Warranties.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, (a) NO PARTY HERETO NOR THE PARTNERSHIP OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH) OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE ASSETS, BUSINESSES OR LIABILITIES OF ANY SYSTEMS GROUP, THE PARTNERSHIP OR ANY PARTNER; (b) ALL OF THE ASSETS AND LIABILITIES TO BE ALLOCATED OR ASSUMED IN CONNECTION WITH THIS AMENDMENT SHALL BE ALLOCATED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED; AND (c) NO PARTY HERETO NOR THE PARTNERSHIP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

1.21         Indemnification.

(a)           Each Partner shall indemnify, hold harmless and defend the Partnership, any Subsidiary of the Partnership and the other Partner (including, in the case of Insight as the Non-Receiving Partner, in its capacity as Manager and General Partner of the Partnership), its Affiliates and their respective members, partners, officers, directors, shareholders, employees, and agents for, from and against any and all Damages arising out of or relating to (i) any

Liabilities allocated to its Systems Group pursuant to this Amendment, subject to Section 1.3(k), (ii) the operation of its Systems Group following the Closed System Time or (iii) any breach of such Partner’s or its Affiliate’s representations and warranties or covenants hereunder; provided that Insight shall have no liability under this Section 1.21(a)(iii) in respect of any breach of (A) any of its representations and warranties set forth in Section 1.19(c), Section  1.19(e) or Section 6(c) of Annex E or (B) any of its covenants in Section 1.7 (unless such breach is intentional) unless the aggregate amount of Damages arising from all breaches referred to in clauses (A) and (B) (together with any Damages with respect to Pre-Closing Duty Breach Claims for which Insight is liable under Section 2.6 disregarding the Threshold Damage Requirement) exceeds $10 million (the “Threshold Damage Requirement”), in which case Insight shall be liable for the full amount of such Damages (including the Damages incurred in reaching the Threshold Damage Requirement).

(b)           Insight shall indemnify, hold harmless and defend Comcast, its Affiliates and their respective members, officers, directors, employees, and agents for, from and against any and all Damages arising out of or relating to the operation of the Partnership and its Subsidiaries from and after Closing.

(c)           Any Person claiming indemnification hereunder (the “Claimant”) shall promptly give notice to the party from which indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim, the amount thereof, estimated in good faith, and the method of computation of such claim, all with reasonable particularity and containing a reference to the provisions of this Amendment in respect of which such indemnification claim shall have arisen.  The failure to give prompt notice shall not jeopardize the right of any Claimant to indemnification except to the extent such failure shall have materially prejudiced the ability of the Indemnifying Party to defend such claim.

(d)           With respect to claims solely between parties hereto, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Claimant agrees to make available, and to cause its Affiliates to make available, to the Indemnifying Party and its representatives all information in its or any of its Affiliates’ possession that may be relevant to the claim, including the information relied upon by the Claimant to substantiate the claim.  If the Claimant and the Indemnifying Party agree at or prior to the expiration of such thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall pay to the Claimant the agreed amount of the claim within five (5) Business Days of such agreement to the validity and amount of the claim, subject to the terms hereof.  If the Claimant and the Indemnifying Party do not agree within such thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedies at law or equity, or both, as applicable, subject to the terms hereof.

(e)           With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Amendment, the Indemnifying Party shall be obligated, at its own expense, to assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for reasonable out-of-

pocket expenses incurred by the Claimant or its Affiliates as the result of a request by the Indemnifying Party.  The Claimant shall have the right to participate in the defense of such claim at its own expense.  If the Indemnifying Party does not assume control of any third-party claim as required in this Section 1.21(e), then the Claimant may defend through counsel of its own choosing, provided that the Indemnifying Party shall be responsible for all of the reasonable attorneys’ fees and other expenses and costs incurred by the Claimant in defending such claim.  No party shall compromise or settle any third party claim, action or suit as to which a party is entitled to indemnification under this Amendment without the prior written consent of the other party; provided, however, if such compromise or settlement relates only to monetary amounts and provides for the full and unconditional release of the Claimant from all liability in connection with such claim, then the Indemnifying Party may settle such claim without the Claimant’s consent as long as the Indemnifying Party is responsible for the recoverable amount of such claim and the settlement of such claim does not contain an admission of wrongdoing on the part of the Claimant.

(f)            For purposes of this Section 1.21, in determining the amount of any Damages in connection with any inaccuracy of the representations or warranties in Section 1.19(c), Section 1.19(e) or Section 6(c) of Annex E (but not for purposes of determining whether any such inaccuracy has occurred), any materiality qualifier in any such representation or warranty will be disregarded.

(g)           The representations, warranties and covenants of Insight, Insight Parent, Comcast and Comcast Parent shall survive Closing and shall continue in full force and effect without limitation (except as may be provided in their terms); provided that (i) the representations and warranties of Insight and Insight Parent in Section 1.19(c), Section 1.19(e) and Section 6(c) of Annex E and (ii) any claim for breach of Section 1.7 (other than a claim for an intentional breach, which claim shall not be subject to a time limit) shall, in any such case, survive for a period of nine (9) months after the Closing Date.  Notwithstanding the foregoing, with respect to any claim subject to the foregoing limitation which has been asserted in a bona fide written notice before the expiration of such 9-month period specifying in reasonable detail the facts and circumstances giving rise to such right, such claim shall survive until the resolution of such claim in accordance with the terms hereof.

1.22         Remedies.

(a)           Each party agrees that money damages would not be a sufficient remedy for any breach of this Amendment by another party, that the non-breaching party would suffer irreparable harm as a result of any such breach, and that, in addition to all other remedies available under this Amendment or at law or in equity, the non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach.

(b)           Notwithstanding any provision of the Partnership Agreement to the contrary, if either Insight, on the one hand, or Comcast, on the other hand, breaches its obligation to consummate the transactions contemplated by this Amendment on the date the parties are required to consummate the Closing in accordance with the terms of Section 1.11(b), then the other Partner shall have the right, exercisable by delivering written notice thereof to the breaching Partner, to dissolve and liquidate the Partnership in accordance with the terms of Article 11 of the Partnership Agreement (as amended by this Amendment; including the fact that the Systems Groups have been allocated as provided herein and all distributions shall be adjusted to be consistent with that allocation); provided that if either Partner has entered into a binding agreement to sell, directly or indirectly, the Systems Group allocated to such Partner herein to one or more third parties, the Liquidator shall take all actions reasonably necessary to facilitate the consummation of such sale in accordance with the terms of such binding agreement with the proceeds of such sale and all related rights and obligations becoming part of such Systems Group for purposes hereof.

(c)           Prior to the Closing, the remedies for breach of this Amendment set forth in this Section 1.22 shall be cumulative and in addition to any other rights or remedies that a party may have for breach of this Amendment under this Amendment or at law or in equity.  From and after the Closing, the exclusive remedies available to either Partner for a breach of this Amendment by the other Partner shall be its rights to indemnification set forth in Section 1.21 and Section 1.3(k), subject to any applicable limitations on the rights thereunder, and the remedies set forth in Section 1.22(a).

ARTICLE 2
AMENDMENTS TO PARTNERSHIP AGREEMENT

2.1           Amendment to Article 1 of the Partnership Agreement.  Section 1.1 of the Partnership Agreement is hereby amended by:

(a)           inserting the following new definition in appropriate alphabetical order therein:

““Second Amendment” means that certain Second Amendment to Amended and Restated Limited Partnership Agreement of Insight Midwest, L.P., dated as of April 1, 2007, by and among Insight Communications, TCI Indiana, Insight Communications Company, Inc. and Comcast Corporation.”;

(b)           deleting the definition of “Insight Credit Agreement” in its entirety and replacing it with the following:

i.                     ““Insight Credit Agreement” means the Credit Agreement dated as of October 6, 2006 among Insight Midwest Holdings, LLC, as Borrower, and the Lenders and Agents party thereto, as amended, restated or supplemented”; and

(c)           deleting the definition of “Management Agreements” in its entirety and replacing it with the following:

““Management Agreements” means (i) the Management Agreement dated as of October 1, 1999 between the Manager and Insight Kentucky Partners II, L.P., (ii) the Management Agreement dated as of October 1, 1999 between the Manager and Insight Communications Midwest, LLC, and (iii) the Management Agreement dated as of September 29, 2003 between the Manager and Insight Communications of Central Ohio, LLC.”

2.2           Amendments to Article 9 of the Partnership Agreement and Conforming Amendments.  Each of Sections 9.1 through 9.4, 9.6 and 9.7 of the Partnership Agreement is hereby deleted in its entirety and replaced with the following: “[Intentionally Omitted],” all references to such sections in the Partnership Agreement are deleted, Sections 9.5 and 9.8 of the Partnership Agreement and all references thereto in the Partnership Agreement remain unchanged, and all references to Article 9 in the Partnership Agreement are deemed to apply to Sections 9.5 or 9.8 of the Partnership Agreement or to this Amendment (as the context requires and to the extent relevant thereto).  The defined terms “Asset Group,” “Dispute Resolution Procedure,” “Exit Notice,” “Exit Process,” “Firm,” “Gross Fair Market Value,” “Initiating Partner,” “Liabilities,” “Net Fair Market Value,” “Non-Initiating Partner,” and “Selection Notice” in the Partnership Agreement and all references thereto in the Partnership Agreement are hereby deleted.

2.3           Amendments to Article 11 of the Partnership Agreement.  Section 11.1 of the Partnership Agreement is amended by:

(a)           deleting “Section 9.4(a)(1)” in Section 11.1(c) and replacing it with “Article 1 of the Second Amendment”; and

(b)           deleting the parenthetical in Section 11.1(d) in its entirety and replacing it with the following:  “(provided that the distribution of assets or a Subsidiary by the Partnership or any Subsidiary pursuant to Article 1 of the Second Amendment and the Annexes thereto shall not constitute an event of dissolution under this Section 11.1(d));”.

2.4           Amendment to Article 16 of the Partnership Agreement.  Section 16.5 of the Partnership Agreement is deleted in its entirety and replaced with the text of Section 3.3 of this Amendment, and the addresses of the Partners on Schedule I to the Partnership Agreement are  deemed updated to include the addresses of the Partners set forth in Section 3.3 of this Amendment.

2.5           Effect of this Amendment on the Partnership Agreement.  This Amendment shall be deemed to amend and supplement the Partnership Agreement and shall be incorporated therein, and the Partnership Agreement is hereby deemed amended in all other respects (in addition to the amendments set forth in Sections 2.1 through 2.4 above) necessary to give effect to all of the terms and provisions of this Amendment, whether or not a particular Section or provision of the Partnership Agreement has been referred to in this Amendment.  For the avoidance of doubt, in the event of any conflict between any provision of this Amendment and any provision of the Partnership Agreement, this Amendment shall control.  Except as otherwise expressly provided herein, all of the terms and conditions of the Partnership Agreement are ratified and shall remain unchanged and continue in full force and effect.  From and after the date of this Amendment, each reference in the Partnership Agreement to “this Agreement,” “hereof,” “hereunder,” “herein” or words of like import, and all references to the Partnership Agreement in any and all agreements, instruments, and documents (other than in this Amendment or as otherwise expressly provided) shall be deemed to mean the Partnership Agreement, as amended by this Amendment.

2.6           Effect of Closing.  For the avoidance of doubt, the Partners acknowledge that, effective as of the Closing, the rights and obligations of the Partners under or with respect to the Partnership Agreement and the Management Agreements shall terminate and be of no further force and effect (and the Partners shall be released from any further liability thereunder or with respect thereto), except (i) for their rights and obligations under this Amendment, (ii) pursuant to Section 13.9 of the Partnership Agreement (to the extent relating to information regarding the Systems Group of the other Partner) and (iii) to the extent relating to any breach of obligation, covenant or duty prior to Closing.  Nothing contained herein is intended to release, at the time of the Closing, any party to the Partnership Agreement or the Management Agreements from any claim for any pre-Closing breach of any obligation, covenant or duty thereunder or with respect thereto, and such claims will survive Closing; provided that (A) any such claim for a pre-Closing breach of any duty, covenant or other obligation under or with respect to the Partnership Agreement or any Management Agreement (but not including any claim under or with respect to this Amendment, which claims shall not be limited except as set forth herein) (a “Pre-Closing Duty Breach Claim”) shall be made, if at all, within nine (9) months after the date of the Closing (provided that the foregoing limitation will not apply to any claim for an intentional breach) and (B) Insight shall have no liability in respect of any Pre-Closing Duty Breach Claim unless the aggregate amount of Damages arising from all Pre-Closing Duty Breach Claims (together with any Damages for which Insight is liable under Section 1.21 disregarding the Threshold Damage Requirement) exceeds the Threshold Damage Requirement, in which case Insight shall be liable for the full amount of such Damages (including the Damages incurred in reaching the Threshold Damage Requirement) (provided that Damages resulting from an intentional breach of a duty, covenant or obligation shall not be subject to the Threshold Damage Requirement) and (C) the maximum aggregate liability of Insight in respect of all Pre-Closing Duty Breach Claims and all claims for breach of any covenant under Section 1.7 shall be $30,000,000; provided that such maximum aggregate liability limit will not apply to any intentional breach of any duty, covenant or obligation.  It is understood that after the Closing, the parties will continue to be entitled to the protections of the indemnification and exculpation provisions of the Partnership Agreement and the Management Agreements to the extent relating to acts or omissions prior to Closing for nine (9) months after the Closing or, to the extent relating to any Pre-Closing Duty Breach Claim, until the resolution of such claim.  From and after the expiration of such 9-month period (except for (I) any continuing obligations under Section 13.9 of the Partnership Agreement and (II) any claim which has been asserted in a bona fide written notice before the expiration of such 9-month period specifying in reasonable detail the facts and circumstances giving rise to such right, which claim shall survive until the resolution of such claim), neither Partner (nor any Affiliate of either Partner, including the Partnership and its Subsidiaries) shall have any further liability whatsoever under or with respect to the Partnership Agreement (but not including this Amendment, which liabilities will not be limited except as provided herein) or the Management Agreements to the other Partner or to the Partnership or any of its Subsidiaries (or any Affiliate or successor to any of the foregoing or anyone claiming through any of them) for any pre-Closing breach of any duty, covenant or other obligation thereunder or with respect thereto (provided that the foregoing limitation will not apply to any claim for an intentional breach thereof).

ARTICLE 3
MISCELLANEOUS

3.1           Expenses.  Except as otherwise provided in this Amendment, (a) each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of the terms of this Amendment; and (b) all sales, use, transfer, documentary and purchase Taxes and fees, filing fees, and recordation fees shall be shared equally by the Partners.

3.2           Further Assurances.  (a)  At any time and from time to time after the date of this Amendment, upon the request of the Partnership or another party, each party shall do and perform, or cause to be done and performed, all such additional acts and deeds, and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such additional instruments and documents, as may be reasonably required to best effectuate the purposes and intent of this Amendment.

(b)           In the event that at any time or from time to time, either Receiving Partner (or its Affiliates) shall receive or otherwise possess any Asset or be subject to any Liability that is allocated to the Systems Group of the non-Receiving Partner pursuant to this Amendment or any other document entered into in connection with the transactions contemplated hereby (but subject to Section 1.3(k)), such Person shall promptly transfer, or cause to be transferred, such Asset or Liability to the non-Receiving Partner or its designee.  Prior to any such transfer, the Person receiving or possessing such Asset or being subject to such Liability shall hold such Asset or Liability in trust for the non-Receiving Partner or its designee.

3.3           Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given or delivered upon personal delivery, confirmation of telex or telecopy, or receipt if delivered by overnight courier or mail (which may be evidenced by a return receipt if sent by registered mail), addressed as follows:

if to Insight or Insight Parent, to:

c/o Insight Communications Company, Inc.

810 7th Avenue, 41st Floor

New York, New York  10019

Telecopier:  (917) 286-2301

Attention:  Elliot Brecher

with a copy (which shall not constitute notice) to:

The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Suite 220 South

Washington, D.C.  20004

Telecopier:  (202) 347-1692

Attention:  William E. Kennard

and to:

Dow Lohnes PLLC

1200 New Hampshire Avenue, N.W.

Suite 800

Washington, D.C.  20036

Telecopier:  (202) 776-2222

Attention:  Leonard J. Baxt (lbaxt@dowlohnes.com)

J. Kevin Mills (kmills@dowlohnes.com)

and to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York  10022

Telecopier:  (212) 909-6836

Attention:  Jeffrey J. Rosen

if to Comcast or Comcast Parent, to:

Comcast Corporation

1500 Market Street

Philadelphia, Pennsylvania  19102-2148

Telecopier:  (215) 981-7794

Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York  10017

Telecopier:  (212) 450-3800

Attention:  William L. Taylor (william.taylor@dpw.com)

In addition, the parties hereby agree that an electronic mail message sent to each of/by any of David Watson (email: Dave_Watson@cable.comcast.com), Tim Collins (email: Tim_Collins@cable.comcast.com) and Bill Connors (email: Bill_Connors@cable.comcast.com) (and, in each case, copying William Taylor) by any of/to each of John Abbot (email:  Abbot.J@insightcom.com), Elliot Brecher (email:  Brecher.E@insightcom.com) and Scott Schneiderman (email:  Schneiderman.S@insightcom.com) (and, in each case, copying Leonard Baxt and Kevin Mills), as applicable, shall be effective to grant written consent hereunder pursuant to Section 1.7 so long as such electronic mail message specifically indicates it is granting a consent pursuant to Section 1.7.

3.4           Entire Agreement.  This Amendment contains the entire understanding of the parties relating to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof.  The Annexes and Schedules to this Amendment are hereby incorporated by reference into and made an integral part of this Amendment for all purposes, and all references to this Amendment shall include all of the Annexes and Schedules.

3.5           Third Party Beneficiaries.  This Amendment is made solely for the benefit of the parties hereto and the other Persons specified in Sections 1.21(a) and 1.21(b) (solely with respect to such Section), and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Amendment.  No individual will be entitled to enforce any rights under Annex  E whether directly or pursuant to Section 1.21.

3.6           Assignment.  Neither Partner may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other Partner, except for any such assignment or delegation (i) to an Affiliate of such Partner, (ii) to any subsequent purchaser, directly or indirectly, of all or substantially all of the assets of or equity interests in the Systems Group allocated to such Partner or (iii) to a qualified intermediary, as defined in Treasury Regulation Section 1.1031(k)-1(g)(4)), provided that such an assignment and delegation shall not release such Partner from its obligations or liabilities hereunder and any assignee under clause (i) or (ii) agrees in writing to be bound by the obligations and liabilities of such Partner, and provided further that such an assignment and delegation shall not delay or hinder the consummation of the transactions contemplated hereby or the receipt of any required Consent described in Section 1.11(a)(i)-(ii) (and, for the avoidance of doubt, the exercise by either Partner of its right to postpone the Closing set forth in Section 1.11(c) in connection with any such assignment or delegation shall not be deemed to be any such delay or hindrance).  Neither Comcast Parent nor Insight Parent may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other parties hereto, except to a successor thereof or a purchaser of all or substantially all of its assets.  Insight Parent shall not directly or indirectly sell all or substantially all of the Insight Systems Group unless the transferee enters into an agreement pursuant to which such transferee agrees to be bound by the obligations and liabilities of Insight and Insight Parent hereunder; provided that no such assumption by the transferee shall relieve Insight or Insight Parent of its obligations and liabilities hereunder.  Any purported assignment or delegation in violation of this Section 3.6 shall be null and void.

3.7           Amendments; Waiver.  No provision of this Amendment may be amended or modified, except by a written agreement expressly referring to this Amendment and to the provision so amended or modified and signed by the party against which such amendment or  modification is asserted, nor shall any such provision be amended or modified by a course of conduct or by usage of trade.  The failure of any party to exercise any right granted herein or to require any performance of any term of this Amendment or the waiver by any party of any breach of this Amendment shall not prevent a subsequent exercise or enforcement of, or be deemed to be a waiver of any subsequent breach of, the same or any other term of this Amendment.

3.8           Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws rule or principle that might require the application of the laws of another jurisdiction

3.9           Submission to Jurisdiction; Venue.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware, including any appellate court thereof, in any action arising out of or relating to this Amendment or any of the matters contemplated hereby.  Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action arising out of or relating to this Amendment in any such Delaware state court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action in any such court.  Each of the parties hereto agrees not to bring any action arising out of or relating to this Amendment or any of the matters contemplated hereby other than in any such Delaware state court.

3.10         Jury Trial Waiver.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 3.10.

3.11         Public Announcements.  The parties shall coordinate with each other in good faith prior to issuing any press release or making any other public announcement or statement concerning the execution of this Amendment, the transactions contemplated by this Amendment, the existence of this Amendment or the terms hereof, including by providing an advance copy of any such press release to the other parties and by using commercially reasonable efforts to accommodate any comments and timing considerations of the other parties.

3.12         Interpretation.  As used in this Amendment, the terms “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.  Words (including defined terms) in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires.  The terms “hereof,” “herein”, “herewith” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Amendment as a whole (including all of the Annexes and Schedules hereto) and not to any particular provision of this Amendment unless otherwise specified.

3.13         Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Facsimile signatures shall be treated as original signatures for all purposes hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

INSIGHT COMMUNICATIONS COMPANY, L.P.

By:	Insight Communications Company, Inc., its General Partner

	By:	/s/ Michael S. Willner
Name: Michael S.Willner
Title: Vice Chairman & CEO

TCI OF INDIANA HOLDINGS, LLC

By:	/s/ Robert S. Pick
Name: Robert S. Pick
Title: Senior Vice President

For purposes of Sections 1.11(f), 1.15, 1.16, 1.17, 1.18, 1.19(b), 1.19(c), Annex E and Article 3 only:

INSIGHT COMMUNICATIONS COMPANY, INC.

By:	/s/ Michael S. Willner
Name: Michael S. Willner
Title: Vice chairman & CEO

For purposes of Section 1.18, 1.19(b) and Article 3 only:

COMCAST CORPORATION

By:	/s/ Robert S. Pick
Name: Robert S. Pick
Title: Senior Vice President

Annex A

Comcast Systems Group

Systems

The Comcast Systems Group includes the Systems located in the following Districts as set forth on Schedule A attached to this Annex A:

Central Indiana

Northeast Indiana

Northwest Indiana

Champaign, Illinois

Northern Illinois

Peoria, Illinois

Quincy, Illinois

Springfield, Illinois

Other Assets

West Regional Office located at 11411 Overlook Drive, Fishers, IN.

Illinois Call Center located at 701 South Dirksen Parkway, Springfield, IL.

Illinois Ad Sales Unit located at the following addresses:

3005 Gill Street, Bloomington, IL

2105 West Park Court, Champaign, IL

735 Windsor Road, Northwest Business Park, Charleston, IL

1275 North Water Street, Decatur, IL

109 West Main Street, Freeport, IL

1968 North Henderson Street, Galesburg, IL

409 Massey Lane, Jacksonville, IL

A-1

3116 North Dries Lane, Peoria, IL

2930 State Street, Quincy, IL

4450 Kishwaukee Street, Rockford, IL

2141 W. White Oaks Drive., Suite A, Springfield, IL

802 East 3rd Street, Sterling, IL

Indiana Ad Sales Unit located at the following addresses:

Northeast: 9615 East 148th Street, Noblesville, IN

Northeast: 3765 National Road East, Richmond, IN

Northeast: 9 & 10 Public Square Unit B2, Shelbyville, IN

Northeast: 833 Chester Boulevard, Suite 2, Richmond, IN

Northwest: 3416 South Dixon Road, Suite 1, Kokomo, IN

Northwest: 1221 S. Creasy, Suite K, Lafeyette, IN

Central: 421 West 6th Street, Bloomington, IN

Central: 4625 Progress Drive, Suite 23A, Columbus, IN

Central: 5 East Franklin Street, Suite #3, Greencastle, IN

Central: 386 Meridian Parke Lane, Suite A, Greenwood, IN

A-2

Annex B

Insight Systems Group

Systems

The Insight Systems Group includes the Systems located in the following Districts as set forth on Schedule B attached to this Annex B:

Southwest Indiana

Bowling Green, Kentucky

Lexington, Kentucky

Louisville, Kentucky

Northern Kentucky

Columbus, Ohio

Other Assets

East Regional Office located at 2544 Palumbo Drive, Lexington, KY

Louisville Call Center located at 4701 Commerce Crossing Drive, Louisville, KY

Kentucky Ad Sales Unit located at the following addresses:

10350 Ormsby Park Place, Suite 200, Louisville, KY

2100 Dolphin Drive, Elizabethtown, KY

911 College Street, Suite 203, Bowling Green, KY

101 Prosperous Place, Suite 250, Lexington, KY

100 Barnwood Drive, Edgewood, KY

2902 Foltz Drive, Edgewood, KY

Ohio Ad Sales Unit located at 3841 East Livingston Avenue, Columbus, OH

B-1

Indiana Ad Sales Unit located at the following addresses:

915 Main Street, Suite 300, Evansville, IN

30 Oakdale Avenue, Madisonville, KY

100 Industrial Drive, Owensboro, KY

B-2

Annex C

Transaction Steps

1.                                       Prior to the Closing Date, Insight shall transfer up to one (1.0%) (but in any event at least 0.1%) percent of its Partnership Interest to ICI Holdings, LLC or another newly formed, wholly-owned, single member limited liability company (either such limited liability company, “Insight LLC”) that is, and will remain, disregarded as an entity for Income Tax purposes.  Notwithstanding the transfer, (i) Insight shall remain responsible for all its obligations under the Partnership Agreement and this Amendment and (ii) Insight and Insight LLC shall be deemed to be a single Partner for purposes of the Partnership Agreement and this Amendment.

2.                                       Promptly after the date hereof, the Partnership shall, in consultation with Comcast, form a single member, direct, wholly-owned Delaware limited liability company that is, and will remain, disregarded as an entity for Income Tax purposes (the “Comcast Newco”).  The Partnership and its Affiliates shall, prior to the Closing, cause Comcast Newco not to conduct any business or activities other than as expressly contemplated under this Annex C.  Notwithstanding the formation of Comcast Newco and the transactions contemplated by paragraphs 5 and 6 below, Comcast shall remain responsible for all its obligations under the Partnership Agreement and this Amendment.

3.                                       Prior to and on the Closing Date, as applicable, Comcast and Insight shall take, or cause to be taken, the actions contemplated by Sections 1.3(j), 1.3(k) and 1.3(l) with respect to the satisfaction and discharge of, and releases relating to, Debt and other liabilities referred to therein in connection with the Closing.

4.                                       On the Closing Date, Comcast and Insight shall cause any remaining intergroup account payable and account receivable balances between the Systems Groups to be settled as provided in Section 1.6(c).

5.                                       On the Closing Date, and immediately prior to step 6 below, in furtherance of Section 1.11(d), Comcast Newco shall enter into an agreement or agreements (reasonably acceptable to the Partners) with the Partnership, its Subsidiaries and Insight and its Affiliates under which (i) each of the Partnership, its Subsidiaries and Insight and its Affiliates transfers, conveys and delivers to Comcast Newco all of its right, title and interest in and to the Systems and Assets included in the Comcast Systems Group, free and clear of all liens and other encumbrances other than Permitted Liens, and (ii) Comcast Newco assumes and agrees to pay and discharge, as and when they become due, the Liabilities included in the Comcast Systems Group (subject to the other provisions of this Amendment, including

C-1

those governing the payment, discharge and release of Debt and other Liabilities allocated pursuant to Section 1.3 for the account of the Comcast Systems Group).

6.                                       On the Closing Date, in furtherance of Section 1.11(d), and immediately after step 5, Comcast (or an appropriate Affiliate thereof) shall enter into an agreement with the Partnership under which, at the Closing (subject to the first proviso of Section 1.11(c)), the Partnership shall transfer to Comcast (or its designee) 100% of the membership interests in Comcast Newco, free and clear of all liens and other encumbrances, in complete redemption of Comcast’s Partnership Interest and shall immediately thereafter consummate such agreement.  Prior to the Closing, Comcast Newco shall be deemed for purposes of this Amendment to be an Affiliate of Insight and shall not be deemed an Affiliate of Comcast.  From and after the Closing, Comcast Newco shall be deemed for purposes of this Amendment to be an Affiliate of Comcast and shall not be deemed an Affiliate of Insight.  For purposes of this Amendment, “Permitted Liens” means all liens and other encumbrances other than liens and encumbrances created under or by reason of any (i) Debt or other Liability allocated to either Systems Group pursuant to Section 1.3 or (ii) any Assets or Liabilities of the Insight Systems Group.

7.                                       On the Closing Date, concurrently with the Closing, Insight shall acquire the remaining 50% of the membership interests in Insight Kentucky Capital, LLC (and assume the related Liabilities) that it does not currently own, either through a redemption or a purchase of Comcast’s interest, for $100 pursuant to an instrument or agreement reasonably acceptable to both Partners.

8.                                       Immediately following the Closing, Insight and Insight LLC shall be the sole partners of the Partnership and (i) shall amend the Partnership Agreement to reflect the fact that Comcast is no longer a Partner and (ii) may otherwise amend the Partnership Agreement in their discretion; provided, that such amendment does not in any way adversely affect Comcast or its Affiliates.  It is understood that Insight shall be deemed to have received the Insight Systems Group at the Closing as a result of the consummation of the other transactions described above.

C-2

Annex D

Allocation of Shared Assets and Shared Liabilities From and After the Closing

A.                                   Definitions.

As used in this Amendment, the following term shall have the meaning set forth below.

“Shared Network Infrastructure Assets” means network infrastructure Assets that are described on Schedule D-1 to this Annex D and any similar Assets acquired by the Partnership or its Subsidiaries from the Closed System Time until the Closing.

B.                                     Shared Assets (Other Than Shared Contracts)

1.                                       (a)           No later than thirty (30) days prior to the Closing Date, Insight will provide Comcast a list of all Shared Assets (excluding Shared Contracts and Shared Network Infrastructure Assets) owned as of the date hereof or acquired after the date hereof substantially in accordance with the capital expenditure budget of the Partnership previously provided to Comcast or otherwise of the same character as such Shared Assets so owned as of the date hereof or so acquired after the date hereof (such Shared Assets, the “Identified Shared Assets”) and shall notify Comcast of the Identified Shared Assets that it has elected to allocate to the Insight Systems Group.  Within five (5) Business Days after receiving such election from Insight, Comcast shall notify Insight of any other such Identified Shared Assets not included in Insight’s election that Comcast has elected to allocate to the Comcast Systems Group.  Each such Identified Shared Asset included in the election of a Partner in accordance with the foregoing procedures shall be allocated to the Systems Group of the electing Partner at the Closing.

(b)           If any such Identified Shared Asset is not included in either Partner’s election, the Partnership shall sell such Identified Shared Asset as soon as practicable after the Closing Date, and each Partner shall be paid 50% of the net proceeds of such sale.  No Partner or any Affiliate of a Partner will be permitted to acquire any such Identified Shared Asset from the Partnership without the mutual agreement of both Partners.

(c)           At the Closing, cash in an amount equal to fifty percent (50%) of the aggregate net book value of each Identified Shared Asset allocated to a Partner’s Systems Group in accordance with the process above shall be transferred from the account of the Systems Group such Partner shall receive at Closing to the account of the other Systems Group or such Partner shall pay cash equal to such amount to the other Systems Group.  Any such cash transfer or payment to be made at the Closing shall be based on Insight’s good faith estimate, reasonably acceptable to Comcast, as of the Closing of the aggregate net book value (determined in accordance with generally accepted accounting principles consistently applied to the extent they have been consistently applied) of each such Identified Shared Asset and Comcast shall have the right to verify and dispute such estimates, calculations and payments in connection with the determination of the Closing Cash Amount set forth in Section 1.6(d).

2.                                       If Insight identifies any Shared Assets (other than Shared Contracts and Shared Network Infrastructure Assets) that are not Identified Shared Assets (“Additional Shared Assets”), it will promptly notify Comcast and such Additional Shared Assets shall be allocated to the Systems Groups as follows:

(a)           From time to time as agreed upon by the Partners, each Partner shall provide to the other Partner a list of the Additional Shared Assets that such Partner would like to have allocated to its Systems Group.  Promptly after receipt of each such list, the Partners shall engage in good faith discussions as to the appropriate allocation and valuation of each such Shared Asset.

(b)           If the Partners cannot reach such agreement as contemplated by clause (a) above for any Additional Shared Asset, then at an agreed time they shall simultaneously submit to each other a list of Additional Shared Assets that such Partner wishes to acquire.  If the Additional Shared Asset is on both lists, the Partners shall bid on such Additional Shared Asset, with the bidding starting at the book value of such Additional Shared Asset and shall bid in 5% increments, beginning with the net book value.  Each Additional Shared Asset that both Partners wish to acquire shall be allocated to the Systems Group of the Partner who offers the final higher price for such Additional Shared Asset, in exchange for a payment from the Systems Group (or Partner) to which it is allocated to the other Systems Group (or Partner) equal to 50% of such price.

(c)           If an Additional Shared Asset is on the list provided by only one Partner (the “Bidding Partner”) but not the other Partner, it shall be allocated to the Systems Group of the Bidding Partner in exchange for a payment from the Systems Group (or Partner) to which it is allocated to the other Systems Group (or Partner) equal to 50% of the net book value for such Additional Shared Asset.

(d)           If an Additional Shared Asset is on neither list, the Partnership shall promptly sell such Additional Shared Asset and allocate (or pay) 50% of the net proceeds of such sale for the account of each Systems Group (or to each Partner).  No Partner or any Affiliate of a Partner will be permitted to acquire any such Additional Shared Asset from the Partnership without the consent of the other Partner.

3.                                       Notwithstanding any other provision of this Section B to the contrary, at the Closing, the Shared Network Infrastructure Assets shall be allocated for the accounts of the Systems Group that includes the System where such Shared Network Infrastructure Asset is located; provided that any Shared Network Infrastructure Asset that is not located within a System shall be allocated, if such

Shared Network Infrastructure Asset relates (a) only to Systems in one Systems Group, to such Systems Group, and (b) to Systems in both Systems Groups, 50% to each Systems Group.  If requested by the Non-Receiving Partner, the Receiving Partner receiving Shared Network Infrastructure Assets will grant to the Non-Receiving Partner at no cost (other than customary maintenance fees) perpetual, indefeasible rights to use the Shared Network Infrastructure Assets that it receives at Closing, and such rights will be evidenced by an indefeasible right of use agreement (for a reasonable amount of capacity as mutually agreed in good faith) to be negotiated by the parties in good faith prior to the Closing and containing other terms and conditions consistent with those of the indefeasible right of use agreements between the parties in existence as of the Closed System Time.

C.                                     Shared Contracts

1.                                       30 days prior to Closing, Insight shall notify Comcast of its election with respect to each Shared Contract to either (i) allocate such Shared Contract to the Insight Systems Group or (ii) to offer Comcast the opportunity to allocate such Shared Contract to the Comcast Systems Group (and for any Contract subject to this clause (ii), Insight shall provide, at Comcast’s request, any information regarding such Contract, including, to Insight’s knowledge any alleged or possible Liabilities, in respect thereof).  Within five (5) Business Days after receiving such notification from Insight, Comcast shall notify Insight of any such Shared Contracts that Insight has not allocated to the Insight Systems Group that Comcast elects to have allocated to the Comcast Systems Group.  Any Shared Contract that neither Insight nor Comcast has elected to allocate to its Systems Group will be allocated to the Insight Systems Group.

2.                                       With respect to each Shared Contract, as of Closing all Liabilities thereunder or with respect thereto will be solely for the account of the Systems Group to which it is allocated other than Liabilities arising prior to Closing, including Liabilities accrued prior to Closing, (which Liabilities shall be allocated in accordance with Section 1.4); provided that before (x) making any payment (or entering into any agreement with respect thereto) after Closing in respect of Liabilities arising prior to Closing under such Shared Contract that did not arise in the ordinary course of business consistent with past practices and that would be allocated to the Non-Receiving Partner or otherwise prejudice the Non-Receiving Partner, or (y) entering into any amendment or termination, or taking any action or making any election not in the ordinary course of business consistent with past practices, that, in any such case, occurs after Closing and would result in Liabilities being allocated to the Non-Receiving Partner or otherwise prejudice the Non-Receiving Partner, then in any such case the Receiving Partner shall consult with the Non-Receiving Partner and allow the Non-Receiving Partner a reasonable opportunity to participate in such decision and shall obtain the consent of the Non-Receiving Partner, which consent will not be unreasonably withheld; and provided further that notwithstanding anything herein to the contrary, the following Liabilities (whether relating to a period prior to Closing or otherwise) (collectively, “Breakage Cost Liabilities”) will be allocated as of Closing to the Systems Group to which the relevant Shared Contract is allocated:  (i) Liabilities arising in whole or in part as a result of the transactions contemplated hereby, including any obligation to repay launch support, (ii) Liabilities arising on or after the Closing, including Liabilities arising from the fact that after the Closing only one Systems Group will utilize such Shared Contract, (iii) Liabilities that arise as a result of such Shared Contract being terminated on or after Closing (even if such Liability relates in whole or in part to a period prior to Closing), (iv) Liabilities arising in connection with obtaining any Consent under such Shared Contract and (v) Pre-Closing Extraordinary Liabilities.  As used herein, the term “Pre-Closing Extraordinary Liabilities” means, with respect to any Shared Contract, any Liabilities thereunder or with respect thereto that arise from (A) any amendment, any termination or any action or election not in the ordinary course of business consistent with past practices that, in any such case, is in connection with any of the Liabilities referred to in clauses (i) — (iv) of the definition of Breakage Cost Liabilities and occurs during the period beginning at the Closed System Time and ending at the Closing (an “Extraordinary Action”) or (B) an actual or alleged breach of such Shared Contract as a result of the transactions contemplated hereby.  If there is a third party claim of an actual or alleged breach of a Shared Contract prior to Closing (or a payment is to be made in respect of a disputed amount under a Shared Contract that relates to a pre-Closing period), the Non-Receiving Partner shall have a reasonable opportunity to contest in good faith any such claim of breach (or disputed amount) and the Receiving Partner shall not enter into a settlement in respect thereof (or make such payment) without the consent of such Non-Receiving Partner if any Liabilities resulting from such settlement (or payment) would be allocated to the account of the Non-Receiving Partner or such Non-Receiving Partner would otherwise be prejudiced thereby, which consent will not be unreasonably withheld.  If, during the period beginning at the Closed System Time and ending at the Closing, any payment is made, or economic benefit is lost, by or on behalf of the Comcast Systems Group in respect of a Pre-Closing Extraordinary Liability or Extraordinary Action under or with respect to any Shared Contract (including any Shared Contract that is terminated prior to the Closing) other than a Shared Contract allocated to the Comcast Systems Group, then notwithstanding anything to the contrary in Section 1.4 or this Section C.2, at Closing the Insight Systems Group will reimburse the Comcast Systems Group for such payment or lost benefit.  From the Closed System Time to the Closing, Insight shall not make any payment, or enter into any agreement, or enter into any amendment or termination, or take any action, or make any election that, in any such case, if made, entered into or taken after Closing, would have resulted in Comcast having consultation, participation, dispute and/or settlement rights under this Section C.2 without giving Comcast such rights in respect thereof.  For the avoidance of doubt, no Liability allocated to a Systems Group as a result of this Section C.2 that would not have been allocated to it in the absence of this Section C.2 shall be included in the Working Capital Amount of such Systems Group.  By way of illustration only of how the parties intend this Section C.2 to operate, and without limitation, the Liabilities that are accrued prior to Closing with respect to a certain group of programming agreements to reflect the potential disagreement over the appropriate charges under such agreements (as described to Comcast prior to the date of this Amendment) shall be allocated to the Systems Groups in accordance with Section 1.4 and be subject to the first proviso of this Section C.2.

3.                                       In consideration for Insight agreeing to the allocation of Breakage Cost Liabilities set forth in this Section C, at Closing Comcast will make a one-time, non-refundable $5,000,000 cash payment to the Partnership for the account of Insight.  At Comcast’s election, Comcast may make this payment prior to Closing.  If such payment is made prior to Closing, and the Closing does not occur by the end of the next calendar month, the Partnership shall, upon the written request of Comcast, remit such payment to Comcast within three (3) Business Days after receiving such written request, subject to Comcast’s obligation to repay such amount in full at the Closing.

4.                                       If a Shared Contract is being allocated to the Systems Group of a given Partner and the other Partner so elects, the first Partner will use commercially reasonable efforts (which will not require such Partner to take any action that would have an adverse effect on such Partner or its Systems Group) to obtain a release of the second Partner and its Systems Group from liability under or with respect to such Shared Contract; provided that the second Partner shall reimburse the first Partner for any reasonable expenses incurred by the first Partner in order to obtain such release.

D.                                    Shared Liabilities

1.                                       Shared Contracts.  All Liabilities under Shared Contracts shall be allocated pursuant to Section C of this Annex D.

2.                                       Shared Litigation and Other Shared Liabilities.  Unless the Partners mutually agree otherwise, fifty percent (50%) of any Shared Liability not described in paragraph 1 of this Section D or in Section F of this Annex D shall be allocated for the account of the Comcast Systems Group and the remaining fifty percent (50%) of such Shared Liability shall be allocated for the account of the Insight Systems Group.

E.                                      Oxygen Investment

The parties shall use commercially reasonable efforts to achieve an allocation of the shares of Oxygen common stock held by the Partnership of fifty percent (50%) of each issuance of such shares for the account of the Comcast Systems Group and fifty percent (50%) of each issuance of such shares for the account of the Insight Systems Group.

F.                                      Employee Matters

The Employee Matters Annex sets forth certain agreements and covenants of the Partners regarding the Shared Employees (as defined in Annex E) and related Shared Liabilities.

G.                                     Assets Retained by Insight

Notwithstanding any other provision of this Annex D to the contrary, the following Assets shall be allocated solely for the account of the Insight Systems Group: (1) all Proprietary Rights and the other intellectual property set forth on Schedule D-2; (2) the legal entities that comprise Insight, Insight Parent, the Partnership or any of its Subsidiaries (other than Comcast Newco); (3) subject to Section 1.17, all insurance policies of Insight, Insight Parent, the Partnership or any of its Subsidiaries; and (4) the following telephony authorizations: the state authorizations for Indiana, Illinois, Kentucky and Ohio, the FCC International Section 214 authorization and the FCC Domestic Section 214 authorization.

H.                                    Other Intellectual Property

Notwithstanding any provision that allocates Assets or Shared Assets in general, the parties agree that an equal and undivided interest in all intellectual property (other than intellectual property that relates exclusively to one Systems Group, is allocated in accordance with Section G above or is a Shared Contract) shall be allocated to each Systems Group and the parties shall mutually agree upon reasonable arrangements to effect such division.

Annex E

Employee Matters

Section 1:  Definitions.

For purposes of this Amendment, the following terms shall have the meanings set forth below:

(a)           “Corporate Employee” means a current or former employee of Insight Parent or its Subsidiaries who is, or was at the time of termination, classified  for payroll purposes as a “Home Office” employee other than an employee classified for payroll purposes as “Home Office — Ad Sales.”  Schedule 1(a) to Annex E contains a complete list of all current Corporate Employees as of the date set forth in such Schedule 1(a) (other than individuals who are former employees as of such date), which shall be a date within 30 days prior to the date hereof.  Corporate Employees shall include any successor to the position of an employee listed on Schedule 1(a) and any employee hired after the date hereof who would have been a Corporate Employee if such individual were employed as of the date hereof.

(b)           “Illinois/Indiana Employee” means a current or former employee of Insight Parent or its Subsidiaries (other than a Corporate Employee or a Shared Employee) who is, or was at the time of termination, primarily employed in connection with the Illinois/Indiana Business.  Schedule 1(b) to Annex E contains a complete list of all current Illinois/Indiana Employees as of the date set forth in such Schedule 1(b) (other than individuals who are former employees as of such date), which shall be a date within 30 days prior to the date hereof, and information relating to work location as of such date, original hire date, then-current positions and rates of compensation, rate type (hourly or salary), leave status (if applicable), full-time or part-time status and whether the employee is subject to an employment agreement.  Illinois/Indiana Employees shall include any successor to the position of an employee listed on Schedule 1(b) and any employee hired in the ordinary course of business and in accordance with the terms of the Amendment after the date hereof who would have been an Illinois/Indiana Employee if such individual were employed as of the date hereof.

(c)           “Kentucky/Ohio Employee” means a current or former employee of Insight Parent or its Subsidiaries (other than a Corporate Employee or a Shared Employee) who is, or was at the time of termination, primarily employed in connection with the Kentucky/Ohio Business.  Schedule 1(c) to Annex E contains a complete list of all Kentucky/Ohio Employees as of the date set forth in such Schedule 1(c) (other than individuals who are former employees as of such date), which shall be a date within 30 days prior to the date hereof.  Kentucky/Ohio Employees shall include any successor to the position of an employee listed on Schedule 1(c) and any employee hired after the date hereof who would have been a Kentucky/Ohio Employee if such individual were employed as of the date hereof.

(d)           “Retained Employee” means a Kentucky/Ohio Employee or a Retained Shared Employee.

(e)           “Shared Employee” means a current or former employee of Insight Parent or its Subsidiaries who primarily performs, or at the time of termination primarily performed, Shared Services.  Schedule 1(e) includes a complete list of all Shared Employees as of the date set forth in such Schedule 1(e) (other than individuals who are former employees as of such date), which shall be a date within 30 days prior the date hereof, and, with respect to current Shared Employees, information relating to work location as of such date, original hire date, then-current positions and rates of compensation, rate type (hourly or salary), leave status (if applicable), full-time or part-time status and whether the employee is subject to an employment agreement.  Shared Employees shall include any successor to the position of an employee listed on Schedule 1(e) and any employee hired in the ordinary course of business and in accordance with the terms of this Amendment after the date hereof who would have been a Shared Employee if such individual were employed as of the date hereof.

Section 2:  Employee Costs Allocation.  In furtherance of the “closed system” principles agreed to by the parties in Section 1.6 of the Amendment, the parties further agree as follows:

(a)           Allocation. From and after the Closed System Time until the Closing, except as otherwise expressly provided for below, all employment-related Assets and employment-related Liabilities (including, without limitation, the Employee Costs) to the extent relating to, arising in connection with or otherwise associated with (i) the Illinois/Indiana Employees shall be solely for the account of the Comcast Systems Group, (ii) the Kentucky/Ohio Employees shall be solely for the account of the Insight Systems Group, and (iii) any Shared Employee shall be allocated  equally for the accounts of the Comcast Systems Group and the Insight Systems Group.    Notwithstanding the foregoing, (1) the Employee Costs (other than severance pay benefits, costs associated with any Employee Equity and bonuses outside the ordinary course of business, including any retention bonus under the Insight Deferred Bonus Program) relating to, arising in connection with or otherwise associated with the performance of services in or for the After Hours Call Center — Louisville shall be allocated for the accounts of each Systems Group based on the portion of the total call volume of the After Hours Call Center — Louisville applicable to such Systems Group during such period; and (2) the Employee Costs relating to, arising in connection with or otherwise associated with the severance payments under Section 3(g), the long-term disability benefits under Section 4(b) and the Employee Equity due to or in respect of any Shared Employee shall be allocated as provided in Section 3(g), Section 4(b) or Section 3(h), respectively.  As used in this Amendment, “Employee Costs” means all employment-related Liabilities relating to, arising in connection with or otherwise associated with the employees in question, including, without limitation, wages, salaries, bonuses, vacation pay, sick pay, severance pay benefits, costs associated with any vested Series E and Series F Shares as of the Closing Date (the “Employee Equity”) under the Insight Communications Company, Inc. 2005 Stock Incentive Plan, as amended and in effect as of the date hereof (a copy of which has been provided to Comcast prior to the date hereof) (the “Equity Plan”), or other compensation arrangements as well as the costs and expenses under any employee benefit plan or arrangement (other than amounts paid by employees under the terms of such plans and arrangements).

(b)           Payment.  Except as otherwise provided herein (including those provisions requiring Comcast to reimburse Insight in respect of any Employee Cost, in which case Comcast shall be required to make such reimbursement payment rather than assume the relevant Liabilities), to the extent that any Employee Costs for the account of the Comcast Systems Group described in Section 2(a)(i) and 2(a)(iii) have not been paid prior to the Closing Date or on the Closing Date pursuant to Section 1.6(c), any such obligations shall be assumed by Comcast Newco as of the Closing Date and paid by Comcast Newco as and when due.

(c)           Corporate Employees.  From and after the Closed System Time (including at and after Closing), all employment-related Assets and employment-related Liabilities (including, without limitation, the Employee Costs) to the extent relating to, arising in connection with or otherwise associated with Corporate Employees shall remain Assets and Liabilities, respectively, of Insight or its applicable Affiliate.  For the avoidance of doubt, from and after the Closed System Time (including at and after the Closing) (i) no such Asset or Liability shall be allocated to either Systems Group and (ii) no such Asset or Liability shall be transferred to or assumed by Comcast or Comcast Newco.

Section 3:  Employment.

(a)           Corporate Employees and Kentucky/Ohio Employees.  Insight and its Affiliates shall be solely responsible for all Employee Costs relating to any Corporate Employee and any Kentucky/Ohio Employee arising prior to, on or after the Closing Date and, except as otherwise expressly provided for in Section 3(g), 3(h) and 4(b), for all Employee Costs relating to any Retained Employee arising from and after the Closing Date.

(b)           Illinois/Indiana Employees.  Immediately prior to the Closing Date, Comcast shall, or shall cause its Affiliates to, offer employment in accordance with the terms of this Amendment to each then current Illinois/Indiana Employee, effective as of the Closing, including any such employee who is absent from work as of the Closing Date by reason of an authorized leave of absence of less than 180 days in length or on military leave (“Employees on Leave Status”), other than any such Illinois/Indiana Employee who fails to satisfy Comcast’s standard background check.  Comcast or its Affiliates may make an offer of employment to an Employee on Leave Status (other than an employee on military leave) contingent upon such employee’s return to active service (with or without reasonable accommodations) within 180 days following the commencement of such authorized leave of absence or, if earlier, on the first business day following expiration of such authorized leave of absence.  As of the Closing Date, except as otherwise provided herein (including pursuant to any provision providing for Comcast to reimburse Insight in respect of any Employee Cost, in which case Comcast shall be required to make such reimbursement payment rather than assume the relevant Liabilities), Comcast shall assume all Employee Costs relating to any Illinois/Indiana Employee arising prior to, on or after the Closing Date.  Except as otherwise provided herein (including those provisions requiring Comcast to reimburse Insight in respect of any Employee Cost, in which case Comcast shall be required to make such reimbursement payment rather than assume the relevant Liabilities), Comcast shall assume and be responsible for (without duplication) all Employee Costs relating to any Employee on Leave Status arising prior to, on or after the Closing Date.

(c)           Shared Employees.  Insight may retain any Shared Employee.  Sixty (60) days prior to the Closing Date, Insight shall provide Comcast with a schedule identifying each Shared Employee whom Insight intends to retain in connection with and following the Closing and each Shared Employee whom Insight does not intend to retain following the Closing Date.  Shared Employees who are designated thereon as retained by Insight and any other Shared Employee not hired by Comcast and retained by Insight following the Closing (whether as employees or consultants or in any other capacity) are collectively referred to as the “Retained Shared Employees.”  Comcast or its Affiliates may, but shall have no obligation to, employ or offer employment to any Shared Employee other than any employee designated as a Shared Employee to be retained by Insight pursuant to the first sentence of this Section 3(c).  Not less than fifteen (15) days prior to the Closing Date, Comcast shall provide Insight with a schedule identifying any Shared Employee (other than a Retained Shared Employee) to whom Comcast or an Affiliate intends to offer employment as of the Closing Date (a “Comcast Shared Employee”).  Any offers of employment made pursuant to this Section 3(c) shall be subject to Comcast’s standard background check.

(d)           Transferred Employees.  The employees who accept Comcast’s or its Affiliate’s offer of employment pursuant to Section 3(b) or Section 3(c), together with any Employees on Leave Status hired by Comcast pursuant to Section 3(b), shall be referred to as the “Transferred Employees.”  Except as otherwise provided herein (including those provisions requiring Comcast to reimburse Insight in respect of any Employee Cost, in which case Comcast shall be required to make such reimbursement payment rather than assume the relevant Liabilities), Comcast shall be solely responsible for all employment-related Liabilities (including, without limitation, the Employee Costs) to the extent relating to, arising in connection with or otherwise associated with any Transferred Employees from and after the Closing Date.  Neither Comcast nor any of its Affiliates shall be obligated to continue to employ any Transferred Employee for any specific period of time following the Closing Date, subject to applicable law.  At Closing, Insight shall cause all employment agreements that are employment-related Assets identified on Schedule 3(f), arising in connection with or otherwise associated with any Illinois/Indiana Employee or any Comcast Shared Employee that is a Transferred Employee to be transferred to Comcast or its Affiliate or Comcast Newco (at Comcast’s election); provided, that with respect to any Employee on Leave Status, such transfer shall not occur unless and until such Employee is hired by Comcast pursuant to Section 3(b).  Insight or its Affiliates shall retain all other employment-related Assets relating to any group employee benefit plan or restricted stock award agreement.  As of the Closing Date, Insight shall, and shall cause its appropriate Affiliates to, terminate the employment of all Transferred Employees.  For the avoidance of doubt, except as otherwise provided in this Amendment with respect to Shared Employees, including Sections 2(a), 3(g), 3(h) or 4(b), as of the Closing, Insight or its applicable Affiliate shall retain all employment-related Liabilities (including, without limitation, the Employee Costs) to the extent relating to any Corporate Employee, any Retained Employee or any Shared Employee that is not a Transferred Employee arising prior to, on or after the Closing Date.

(e)           Terms and Conditions of Employment/Personnel Files.  The terms of employment offered to each employee pursuant to Section 3(b) and Section 3(c) shall include employment (i) with base salary or hourly wage (as applicable) as was provided to such employee immediately prior to the Closing Date and (ii) at the same general geographic location as such employee’s primary place of employment as of the Closing Date, provided that the requirement in clause (ii) shall not apply to any Comcast Shared Employee.  From and after the Closed System Date, Insight shall, or shall cause its Affiliates to, make the personnel files of the Illinois/Indiana Employees and the Shared Employees (other than the Retained Shared Employees) available for review upon request by Comcast, subject to applicable state privacy laws and to the written consent of such employees (to the extent such consent is required under applicable law).  Copies of the personnel files for the Illinois/Indiana Employees who are Transferred Employees that are maintained at the employment location for each Illinois/Indiana Employee and copies of the personnel files for any Shared Employee who is a Transferred Employee shall be transferred to Comcast or its Affiliate as of the date such employee becomes a Transferred Employee, subject to applicable state privacy laws and to the written consent of such employees (to the extent such consent is required under applicable law).  Personnel files transferred to Comcast or its Affiliates shall be treated as personnel files of Comcast as of the date of such transfer.  From and after the Closing Date, upon request, Comcast shall permit Insight or its successor reasonable access to personnel files transferred to Comcast, subject to applicable state privacy laws and to the written consent of such employees (to the extent such consent is required under applicable law).  From and after the Closing Date, upon request, Insight shall permit Comcast reasonable access to any personnel files that are retained by Insight (including at its corporate offices) for the Illinois/Indiana Employees or Shared Employees who are Transferred Employees, subject to applicable state privacy laws and to the written consent of such employees (to the extent such consent is required under applicable laws).

(f)            Employment Agreements.  With respect to each Transferred Employee who has an individual written employment agreement, as of the Closing Date, Insight or its Affiliates shall assign to Comcast or any of its Affiliates or Comcast Newco, as Comcast elects, and such assignee shall assume, responsibility for all obligations, contingent or otherwise, under such employment agreements; provided that, with respect to any Employee on Leave Status, such assignment and assumption shall not occur unless and until such Employee is hired by Comcast pursuant to Section 3(b).  Schedule 3(f) to Annex E contains a complete list of each individual employment agreement of an Illinois/Indiana Employee or a Shared Employee as of the date hereof, a copy of which has been provided to Comcast.  Following the date hereof, no individual employment agreement shall be entered into or amended with any Illinois/Indiana Employee, other than contracts terminable at-will without penalty that provide for annual base compensation and target bonus opportunity not in excess of $100,000, without the prior written consent of Comcast.

(g)           Severance Benefits.  Except for those provisions requiring Comcast to reimburse Insight in respect of any severance Liability (in which case Comcast shall be required to make such reimbursement payment rather than assume the relevant Liabilities), as of the Closing Date, Comcast or its Affiliates shall assume, and be responsible for, all severance Liabilities (including the cost of any accrued sick or vacation leave) with respect to Illinois/Indiana Employees in connection with the termination of such employee’s employment on or after the Closing Date, including any such Liability with respect to such an employee who fails to satisfy Comcast’s standard background check.  As of the Closing Date, Insight shall retain, and be responsible for, all severance Liabilities with respect to Kentucky/Ohio Employees, Corporate Employees and, except as provided in Section 2(a) or this Section 2(g), Shared Employees who are not Transferred Employees in connection with the termination of any such employee’s employment prior to, on or after the Closing Date.  Notwithstanding the foregoing, the actual costs of any severance payments or benefits (including the cost of any accrued sick or vacation leave) that are payable with respect to each Shared Employee terminated as of the Closing Date or (unless on or prior to the date that is 90 days after Closing, Insight Parent or any of its Affiliates or any of Insight Parent’s shareholders or any of their Affiliates enter into an agreement or agreements that, if consummated, individually or in the aggregate, would result in a change in control of the

Insight Systems Group) within 90 days following the Closing Date, including any Shared Employee to whom Comcast offers employment but who fails to become a Transferred Employee, shall be shared equally by Comcast and Insight; provided that if either Partner or any of its Affiliates subsequently hires, employs or retains on more than a de minimis basis, whether as an employee, consultant or otherwise such terminated Shared Employee within the 90-day period following Closing, such Partner shall reimburse the other for any severance Liabilities (including the cost of any accrued sick or vacation leave) paid in respect of such termination.  Any severance benefits provided to any (i) Retained Shared Employee whose employment is terminated within the 90-day period following the Closing Date, (ii) Illinois/Indiana Employee who is not a Transferred Employee and is terminated at or prior to the Closing or (iii) Shared Employee who is not a Retained Shared Employee or a Transferred Employee and is terminated prior to, on or within the 90-day period following the Closing Date shall, in each case, be calculated in accordance with Insight’s severance policies as agreed upon with Comcast, the terms of any individual agreement, and the vacation and sick leave policies in effect for employees of Insight and its Affiliates as of the Closing Date.  Following the Closing, any severance benefits provided to Transferred Employees by Comcast shall be calculated in accordance with Comcast’s severance policies, the terms of any individual agreement, and the vacation and sick leave policies in effect for employees of Insight and its Affiliates as of the Closing Date for any leave accrued on or prior to the Closing Date, and such policies in effect for employees of Comcast and its Affiliates from time to time for any leave accrued after the Closing Date.  Comcast shall reimburse Insight for its share of actual severance payments or benefits to the extent allocated to Comcast pursuant to this Section 3(g), including any such payment with respect to any Illinois/Indiana Employee whose employment is terminated on the Closing Date or, as applicable, a Retained Shared Employee whose employment is terminated within the 90-day period following the Closing Date, as well as Comcast’s share of actual retention bonuses paid to such employees in accordance with the Insight Deferred Bonus Program, within five (5) Business Days following Comcast’s receipt of notice (and appropriate support therefor) from Insight of the actual payment by Insight for any such amounts.

(h)           Employee Equity.  The Employee Costs associated with the Employee Equity for (A) the Illinois/Indiana Employees shall be solely for the account of the Comcast Systems Group, (B) the Kentucky/Ohio Employees and Corporate Employees shall be solely for the account of the Insight Systems Group, and (C) the Shared Employees shall be allocated equally for the account of the Comcast Systems Group and the Insight Systems Group.  The Employee Costs associated with the Employee Equity shall be based on the value of a Series E Share or Series F Share, as applicable, as of the Closing Date, as determined in good faith by the parties thirty (30) days prior to Closing, or, in the case that a valuation cannot be so agreed upon, as determined by a mutually agreed third-party arbitrator five days prior to Closing or as soon thereafter as reasonably practicable; provided that if, prior to Closing, Insight Parent or any of its Affiliates or the stockholders of Insight Parent enters into an agreement with an unaffiliated third party to sell, or otherwise dispose of, all or substantially all of the assets or equity of Insight Parent after giving effect to the transactions contemplated by this Amendment (an “Insight Sale Agreement”), the parties, or the arbitrator, as applicable shall determine such value based upon the purchase price provided under the Insight Sale Agreement taking into due consideration any purchase price adjustments and other material terms and conditions relating to the amount of the purchase price.  In the absence of an Insight Sale Agreement, the value of the Series E Shares and Series F Shares shall be determined by the parties or the arbitrator, as applicable, with due consideration given to the factors set forth in the definition of “fair market value” under the terms of the Equity Plan.  Within five (5) Business Days following Comcast’s receipt of notice (and appropriate support therefor) from Insight of the amount as determined in accordance with this Section 3(h), but no earlier than at Closing (subject to the provisions at the end of this Section 3(h)), Comcast shall make a cash payment to the Partnership for the account of Insight in an amount equal to the total amount of Employee Costs allocated for the account of the Comcast Systems Group pursuant to this Section 3(h); provided that in no event will any cost be allocated to Comcast hereunder relating to Employee Equity that is not vested at the time of the Closing.  For the avoidance of doubt, upon Comcast’s payment in accordance with the immediately preceding sentence to Insight, Comcast shall have no further Liability with respect to Employee Equity, whether related to the period prior to, on or following the Closing Date, and Insight shall retain all such Liability.  At Closing, or, if later, promptly following the determination of the value of the Series E and Series F Shares as provided herein, Insight shall cause the Employee Equity of all Indiana/Illinois Employees, all Shared Employees that are Transferred Employees and all Shared Employees whose employment is terminated at Closing to be repurchased at the price determined pursuant to this Section 3(h).  For the avoidance of doubt, nothing contained herein shall be deemed to (i) require Insight or its Affiliates or Comcast or its Affiliates to repurchase the Employee Equity of any Corporate Employee or Kentucky/Ohio Employee and any Employee Costs related thereto shall remain the obligation of Insight or its applicable Affiliate, or (ii) prevent Insight or its Affiliates from electing to make any additional payments to or in respect of any Series E Shares or Series F Shares, at its sole expense, to any employee (including allowing an employee to retain unvested Series E Shares or Series F Shares until a final sale transaction).

At Comcast’s election, Comcast may make its payment under this Section 3(h) prior to Closing.  If such payment is made prior to Closing, and the Closing does not occur by the end of the next calendar month, the Partnership shall, upon the written request of Comcast, remit such payment to Comcast within three (3) Business Days after receiving such written request, subject to Comcast’s obligation to remake such payment in full at the Closing.  If such payment is made prior to Closing and the amount has not been finally determined, the payment shall be made based on Comcast’s good faith estimate, subject to Comcast’s obligation to pay any balance due at Closing or Insight’s obligation to remit any excess payment at Closing, as the case may be.

(i)             Non-Solicitation of Employees.  From the date hereof until the Closing Date, other than as expressly provided under this Amendment, Comcast agrees that it and its Affiliates shall not solicit for employment any Kentucky/Ohio Employee, Corporate Employee or Shared Employee.  From the date hereof until the Closing Date, other than as expressly provided under this Amendment, Insight agrees that it and its Affiliates shall not solicit for employment any Illinois/Indiana Employee.  For a period of six (6) months after the Closing Date, Comcast agrees that it and its Affiliates shall not solicit for employment any Kentucky/Ohio Employee,  any Retained Employee or any Corporate Employee.  For a period of six (6) months after the Closing Date, Insight agrees that it and its Affiliates shall not solicit for employment any Illinois/Indiana Employee or any Transferred Employee.  Notwithstanding the foregoing, advertising through mass media in which an offer of employment, if any, is available to the general public, such as magazines, newspapers, websites and sponsorships of public events and other forms of solicitation not specifically directed at any individual shall not be prohibited by this Section 3(i) and any solicitation or hiring resulting therefrom shall be permitted hereunder.

Section 4:  Welfare Benefits.

(a)           Group Health Care Coverage.  On and after the Closing Date, Comcast or any of its Affiliates shall offer group health plan coverage to each Transferred Employee (and to the spouse and dependents of each such Transferred Employee), subject to any applicable waiting period, if any, determined after application of service credit as provided under Section 6(d).  For purposes of providing such coverage, Comcast shall, and shall cause its Affiliates to, waive all preexisting condition waiting periods and limitations for each Transferred Employee (and for the spouse and eligible dependents of each such Transferred Employee), to the extent such provisions were waived under corresponding benefit plans maintained by Insight or its Affiliates, and shall provide such health care coverage effective as of the Closing without the application of any eligibility period for coverage, subject to any applicable waiting period, if any, determined after application of service credit as provided under Section 6(d).  Comcast shall, and shall cause its Affiliates to, credit all payments made by a Transferred Employee (and the spouse and eligible dependents of such Transferred Employee) toward deductible, out-of-pocket and co-payment obligation limits under Insight’s health care plans for the plan year which includes the Closing Date, as if such payments had been made for similar purposes under the health care plans of Comcast or its Affiliates offered to the Transferred Employees (and their spouses and dependents) on and after the Closing Date with respect to that same year.

(b)           Long-Term Disability.

(i)            Notwithstanding anything to the contrary, Insight shall retain responsibility for providing long term disability benefits under Insight’s long-term disability plan as of the Closing Date to any Illinois/Indiana Employee and Shared Employee receiving such benefits on or prior to the Closing Date or who subsequently becomes eligible for such benefits during the 180-day period following the Closing, provided that the event or condition entitling such employee to such benefits occurred on or prior to the Closing Date; provided further, that (A) Comcast shall reimburse Insight for all out-of-pocket costs, fees and expenses reasonably incurred by Insight following the Closing in connection with its provision of such benefits to such Illinois/Indiana Employees (for the avoidance of doubt, net of all premiums in respect of such benefits paid by such Illinois/Indiana Employees following the Closing) and for 50% of such costs, fees and expenses so incurred by Insight in connection with such Shared Employees (for the avoidance of doubt, net of 50% of all premiums in respect of such benefits paid by such Shared Employees following the Closing), with such reimbursement being made in cash within five (5) Business Days following Comcast’s receipt of notice (and appropriate support therefor) from Insight of the amount of such reimbursement and (B) if the aggregate premiums paid by such Illinois/Indiana Employees and the applicable portion of premiums paid by such Shared Employees exceeds the aggregate cost incurred in clause (A) that would be the responsibility of Comcast, Insight shall, at the end of the 180-day period following the Closing, remit such excess to Comcast.

(ii)           Comcast shall, or shall cause its Affiliates to, provide long term disability benefits under the terms of Comcast’s or its Affiliate’s long term disability program to any Transferred Employee where the event or condition entitling such employee to such benefits occurs after the Closing Date.

(c)           Flexible Spending Arrangements.  Insight shall amend its health care flexible spending account plan and its dependent care reimbursement plan (collectively, the “Insight FSA Plans”) so that, as of the Closing Date, Insight will not have any liability to the Transferred Employees with respect to claims incurred but not yet reimbursed at any point during the plan year that includes the Closing Date.  Insight shall transfer to Comcast or its Affiliate or Comcast Newco (as Comcast directs), and Comcast or its Affiliate or Comcast Newco, as applicable, shall assume, all liabilities to Transferred Employees pursuant to their elections under the Insight FSA Plans for claims incurred before, on or after the Closing Date with respect to the plan year that includes the Closing Date.  Insight shall transfer to Comcast or any of its Affiliates, and Comcast or any of its Affiliates shall accept, any balances held in the dependent care account or health flexible spending account of the Transferred Employees with respect to the plan year that includes the Closing Date.

(d)           COBRA.  Notwithstanding anything to the contrary, Insight shall retain responsibility for providing continuation coverage within the meaning of Code Section 4980B for each covered employee who is an Illinois/Indiana Employee and any “qualified beneficiary” related to such employee or former employee who has experienced a “qualifying event” or is receiving “continuation coverage” on or prior to the Closing Date; provided that (i) Comcast shall reimburse Insight for all out-of-pocket costs, fees and expenses reasonably incurred by Insight following the Closing in connection with its provision of such continuation coverage (for the avoidance of doubt, net of all premiums in respect of such continuation coverage paid by Illinois/Indiana Employees following the Closing and subject to Insight’s stop-loss insurance), with such reimbursement being made in cash within five (5) Business Days following Comcast’s receipt of notice (and appropriate support therefor) from Insight of the amount of such reimbursement, and (ii) if the aggregate premiums paid by employees exceeds the aggregate cost incurred in clause (i), Insight shall remit such excess to Comcast promptly following the termination of the COBRA coverage period for all such covered employees and qualified beneficiaries.  “Continuation coverage,” “covered employee,” “qualified beneficiary,” “qualifying event” and “group health plan” all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA.  Comcast shall be responsible for providing continuation coverage within the meaning of Code Section 4980B for each Transferred Employee who has experienced a “qualifying event” after the Closing Date.

(e)           Vacation/Sick Leave.  No later than 20 days prior to the Closing Date, Insight shall provide Comcast with a Schedule of the vacation and sick leave balances for each then current Illinois/Indiana Employee and each Shared Employee (which Insight will update within 5 days following the Closing Date to reflect balances calculated as of the Closing Date).  At its option, Comcast shall, or shall cause its Affiliates to fully satisfy any obligation to any Transferred Employee for vacation and sick leave accrued as of the Closing Date by (i) providing each Transferred Employee credit for accrued and unused vacation and sick leave pursuant to policies in effect for employees of Comcast and its affiliates as of the Closing Date, calculated as of the Closing Date, (ii) as soon as practicable following the date that Insight provides an updated schedule of vacation and sick leave balances after the Closing, paying to each Transferred Employee an amount in cash equal to the amount of his or her vacation or sick leave balances as of the Closing Date or (iii) a combination of (i) and (ii) above.

Section 5.  Retirement Benefits.

(a)           Vesting.  Effective as of the Closing Date, Insight shall fully vest each Transferred Employee under the Insight Communications Company, Inc. 401(k) Plan (the “Insight 401(k) Plan”).

(b)           Rollover of Account Balances.  In accordance with the terms of the applicable plan, each Transferred Employee shall be eligible to participate in a defined contribution plan intended to qualify under Sections 401(a) and 401(k) of the Code sponsored or maintained by Comcast or its Affiliates (the “Comcast 401(k) Plan”).  Comcast or its Affiliates shall take all actions reasonably necessary to permit, beginning as soon as reasonably practical following the Closing Date, each Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Insight 401(k) Plan to roll over the distribution to an account in the Comcast 401(k) Plan; provided that any Transferred Employee with less than six months of service with Insight or any of its Affiliates immediately prior to the Closing Date will only become a participant in the Comcast 401(k) Plan after completing six months of combined continuous service with Insight or any of its Affiliates and Comcast and any of its Affiliates (without duplication).  To the extent that the rollover of loans is permitted under the Insight 401(k) Plan, rollovers of outstanding loans under such plan will be permitted, but only to the extent that the terms of the loans comply with the terms and conditions of the Comcast 401(k) Plan.  The distribution and rollover described in this Section 6(b) shall comply with applicable law, and the parties shall make all filings and take any actions required of such party by applicable law in connection therewith.

Section 6.  Miscellaneous.

(a)           Cooperation.  From the Closed System Date until the Closing, except as otherwise consented to by Comcast in writing, Insight shall and shall cause the Partnership and its Subsidiaries to (i) not cause any employee at the director level or above, including any system general manager, who devotes his or her time primarily to one Systems Group to devote his or her time primarily to another Systems Group or (ii) not take any action that is not otherwise permitted in this Amendment or the Partnership Agreement that would interfere with the Illinois/Indiana Employees or any other Transferred Employee becoming employed by Comcast or its Affiliates as of the Closing Date.

(b)           Updated Schedules.  No later than 30 days following the date of this Amendment, Insight shall provide Comcast updated Schedules 1(a), 1(b), 1(c) and 1(e), which reflect the Corporate Employees, Illinois/Indiana Employees, Kentucky/Ohio Employees and Shared Employees (including related information, as applicable) as of the date of this Amendment.  No later than 30 days prior to the Closing Date, Insight shall provide Comcast updated Schedules 1(a), 1(b), 1(c) and 1(e), which updated schedules shall reflect changes reasonably acceptable to Comcast to the designations of employees as Illinois/Indiana Employees, Kentucky/Ohio Employees or Shared Employees that are made in furtherance of the management and day-to-day operations of the business as permitted under the terms of the Partnership Agreement and this Amendment (including related information, as applicable), provided that Insight shall also provide Comcast with prompt notice of any employee designation changes.

(c)           Insight represents and warrants to Comcast and Comcast Parent that all information set forth on the schedules to Annex E is, and with respect to the updated schedules to be delivered, will be true and complete in all material respects as of the date set forth on such schedule and that the employees listed on Schedules 1(a), 1(b), 1(c) and 1(e) comprise all of the employees of Insight Parent and its Subsidiaries as of such date.

(d)           Credit for Service.  Comcast shall, or shall cause its Affiliates to, grant each Transferred Employee credit for service earned prior to the Closing Date with Insight and its Affiliates, or any of their respective predecessors, to the same extent as and for the same purpose as recognized by Insight and its Affiliates immediately prior to the Closing Date, in addition to service earned with Comcast and its Affiliates on or after the Closing Date, to the extent that service is relevant for purposes of (A) eligibility or vesting under any retirement or other employee benefit plan, program or arrangement (but not for purposes of benefit accrual or any equity compensation plan) or (B) the calculation of seniority benefits, such as vacation, sick days, severance and similar benefits, which Comcast or any of its Affiliates provide to the Transferred Employees on or after the Closing Date.

(e)           Workers Compensation.  Subject to Section 1.17 of this Amendment, Comcast shall, or shall cause its Affiliates to, assume and be solely responsible for all workers’ compensation Liabilities relating to any Illinois/Indiana Employee or any other Transferred Employee, whether such Liability arose prior to, on or after the Closing Date.  Insight and Comcast shall cooperate with respect to any notification to appropriate governmental authorities of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling Contracts.

(f)            Wage Reporting.  With respect to the calendar year in which the Closing Date occurs, Insight shall, in accordance with and to the extent permitted pursuant to Revenue Procedure 2004-53, 2004-34 I.R.B. 320, retain all responsibility for preparing and filing Form W-2, Wage and Tax Statement, Form 941 and Employer’s Quarterly Federal Tax Return, required with respect to compensation paid to the Transferred Employees, through the Closing Date.  Insight and Comcast agree to comply with the procedures described in Section 4 of Revenue Procedure 2004-53.  Insight and its Affiliates shall provide the employee information reasonably necessary for Comcast to properly complete its wage reporting, including the employee information reasonably necessary for Comcast to properly determine the applicable wage limitations and amounts for the Transferred Employees.

(g)           WARN Act.  Comcast agrees to be responsible for any Liability under the Worker Adjustment Retraining and Notification Act of 1988 (the “WARN Act”), and any similar state statute with respect to Illinois/Indiana Employees, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Illinois/Indiana Employees and occurring on or after the Closed System Date or as the result of the consummation of the transactions contemplated under the Amendment.  During the period prior to the Closing Date, the parties agree to cooperate with each other in order to comply with WARN and Insight will cooperate with Comcast in providing to Indiana/Illinois Employees and any applicable governmental entities or other required persons (on behalf of itself and Comcast) any notice required under WARN.  Insight shall notify Comcast as of the end of each bi-weekly payroll period commencing as of the first payroll period beginning after the 90-day period following the Closed Systems Date of any termination of employment; provided that commencing as of the date 60 days prior to the Closing Date, Insight shall provide such reports on a more frequent basis as reasonably requested by Comcast.

(h)           Employees in Illinois.  If, within twelve (12) months following the Closing Date, Insight Parent and its Subsidiaries no longer employ any individuals in the State of Illinois, Insight Parent and its Subsidiaries, as applicable, shall close all appropriate payroll tax withholding accounts with the appropriate state agencies in the State of Illinois, and Insight Parent or its Subsidiaries shall provide Comcast with notice of the closing of such accounts together with copies of any related filings or certifications.

(i)            Third Party Beneficiaries.  Without limiting the generality of Section 3.5 of this Amendment, this Amendment shall operate exclusively for the benefit of the parties to this Amendment and not for the benefit of any other Person or entity, including, without limitation, any current, former or retired employee of Insight or its Affiliates or any Transferred Employees.

Schedules
to Second Amendment to
Amended and Restated Limited Partnership Agreement
of Insight Midwest, L.P.

The following schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

Schedule 1.1(b)(i) — Manager-Level Assets and Liabilities of Illinois/Indiana Business

Schedule 1.1(b)(ii) — Manager-Level Assets and Liabilities of Kentucky/Ohio Business

Schedule 1.1(b)(iii)(A) — Shared Assets Related to Shared Services

Schedule 1.1(b)(iii)(B) — Other Shared Assets

Schedule 1.1(b)(iii)(C) — Shared Assets — Not More than 60% Related to Either Systems Group

Schedule 1.1(b)(iv)(A) — Shared Liabilities Related to Shared Services

Schedule 1.1(b)(iv)(B) — Other Shared Liabilities

Schedule 1.1(b)(iv)(C) — Shared Liabilities — Not More than 60% Related to Either Systems Group

Schedule 1.1(b)(v) — Insight’s Accounts Receivable Reserve Policy

Schedule 1.4 — Shared Services Functions

Schedule 1.7(d)(i) — Planned Rate Changes for Comcast Systems Group

Schedule 1.7(d)(ii) — Planned Channel Changes or Deletions for Comcast Systems Group

Schedule 1.19(c)(i) — Material Information

Schedule 1.19(c)(ii) — Budgets

Schedule A to Annex A — Comcast Systems Group Systems

Schedule B to Annex B — Insight Systems Group Systems

Schedule D-1 to Annex D — Shared Network Infrastructure Assets

Schedule D-2 to Annex D — Retained Intellectual Property

Schedule 1(a) to Annex E — Corporate Employees

Schedule 1(b) to Annex E — Illinois/Indiana Employees

Schedule 1(c) to Annex E — Kentucky/Ohio Employees

Schedule 1(e) to Annex E — Shared Employees

Schedule 3(f) to Annex E — Employment Agreements of Illinois/Indiana and Shared Employees